Exhibit 10.2

SECOND AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP

of

AISG HOLDINGS LP

dated June 16, 2022 and effective as of January 1, 2019

TABLE OF CONTENTS

Page

ARTICLE I GENERAL DEFINITIONS    2
1.1    Definitions    2
1.2    Interpretation    12
ARTICLE II ORGANIZATION    12
2.1    Formation    12
2.2    Name    13
2.3    Purposes    13
2.4    Duration    13
2.5    Registered Office and Registered Agent; Principal Office    13
ARTICLE III PARTNERS    13
3.1    Partners    13
3.2    Admission of Additional Partners    13
3.3    Partnership Interests    14
3.4    Voting Control over Class B Interests    14
3.5    Intentionally Omitted    15
3.6    Withdrawal and Winding Up of the General Partner    15
ARTICLE IV CAPITAL CONTRIBUTIONS    15
4.1    Capital Contributions    15
4.2    Initial Interests    16
4.3    No Further Required Capital Contributions    16
4.4    Capital Accounts    16
4.5    Return of Capital Contributions    18
4.6    Interest    18
4.7    AEOI    18
4.8    Tax Matters    19
ARTICLE V ALLOCATIONS AND DISTRIBUTIONS    20
5.1    Allocations of Income, Gain, Loss, Deduction and Credit    20
5.2    Book/Tax Disparities; Section 754 Elections; Etc    20
5.3    Regulatory Allocations    21
5.4    Limitations on Loss Allocation    21

i

5.5    Curative Allocations    21
5.6    Distributions in Kind    22
5.7    Allocations and Distributions to Transferred Interests    22
5.8    One-Time Payment to Partners holding Class B Interests    22
5.9    Distributions of Distributable Funds    24
5.10    True-Up    26
ARTICLE VI RIGHTS, POWERS AND OBLIGATIONS OF PARTNERS    26
6.1    Authority; Liability to Third Parties    26
6.2    Transfer of Interests    27
6.3    Admission of Transferee as Partner    28
6.4    Co-Sale Rights    28
6.5    Intentionally Omitted    30
6.6    Approved Sale; Sale of the Partnership; Approved Reorganization    30
6.7    Call Rights Over Interests    32
6.8    Conversion to Corporate Form; Domestication and Reorganization    34
6.9    Class A Interests Preference    35
ARTICLE VII MEETINGS OF PARTNERS    36
7.1    Place of Meetings    36
7.2    Meetings    36
7.3    Notice    36
7.4    Waiver of Notice    36
7.5    Quorum    36
7.6    Voting    36
7.7    Conduct of Meetings    37
7.8    Action by Written Consent    37
7.9    Proxies    38
7.10    Conference Telephone Meetings    38
ARTICLE VIII MANAGEMENT OF THE PARTNERSHIP    38
8.1    Management of Business    38
8.2    Committee Composition    39
8.3    General Powers of the General Partner    39
8.4    Limitations on Powers of the General Partner    39
8.5    Compensation; Expenses    39

8.6    Other Business    39
8.7    Power of Attorney    39
8.8    Waiver of Fiduciary Duties; Waiver of Partnership Opportunity    40
8.9    Appointment of Officers; Chief Executive Officer    43
ARTICLE IX OWNERSHIP OF PARTNERSHIP PROPERTY    44
ARTICLE X FISCAL MATTERS; BOOKS AND RECORDS    44
10.1    Bank Accounts; Investments    44
10.2    Records Required by Act; Right of Inspection    44
10.3    Books and Records of Account    45
10.4    Tax Returns and Information    45
10.5    Information Rights    45
10.6    Fiscal Year    46
10.7    Tax Elections    46
10.8    Intentionally Omitted    46
10.9    Safe Harbor Election and Forfeiture Allocations    46
10.10    Withholding    47
ARTICLE XI INDEMNIFICATION    47
11.1    Indemnification and Advancement of Expenses    47
11.2    Liability of Indemnified Persons    51
11.3    Limit on Liability of Partners    51
11.4    No Third Party Rights    51
ARTICLE XII WINDING UP AND DISSOLUTION    52
12.1    Events Causing Winding Up and Dissolution    52
12.2    Winding Up    52
12.3    Compensation of Liquidator    53
12.4    Distribution of Partnership Property and Proceeds of Sale Thereof    53
12.5    Final Audit    54
12.6    Deficit Capital Accounts    54
ARTICLE XIII MISCELLANEOUS PROVISIONS    54
13.1    Counterparts    54
13.2    Entire Agreement    54
13.3    Partial Invalidity    54
13.4    Amendment    54

13.5    Binding Effect    55
13.6    Governing Law    55
13.7    Offset    55
13.8    Effect of Waiver or Consent    55
13.9    Further Assurances    55
SCHEDULE I – Partners and Capital Contributions EXHIBIT A – Restrictive Covenants Certification

SECOND AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP

of AISG Holdings LP

a Cayman Islands Exempted Limited Partnership

THIS SECOND AMENDED AND RESTATED AGREEMENT OF
EXEMPTED LIMITED PARTNERSHIP (this “Agreement”) dated June 16, 2022 and effective as of January 1, 2019, of AISG Holdings LP (f/k/a AAM Holdings, L.P.) (the “Partnership”), is entered into by AISG GP Ltd. (f/k/a AAM GP Ltd.), a Cayman Islands exempted company, as general partner of the Partnership (together with any permitted successor or assign thereof, the “General Partner”), and each of the Persons set forth on Schedule I under the caption “Limited Partners” and any other Person who shall hereafter execute this Agreement as a Limited Partner of the Partnership (collectively, the “Limited Partners” and together with the General Partner, the “Partners”).

PRELIMINARY STATEMENTS

WHEREAS, the Partnership was formed on March 15, 2018 as an exempted limited partnership under the Act (as defined below) by the filing of a statement of registration of the Partnership pursuant to Section 9 of the Act (as it may be amended, restated or otherwise modified from time to time pursuant to a Section 10 Statement) (the “Statement of Registration”) filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands (the “Registrar”) and an Initial Exempted Limited Partnership Agreement dated March 15, 2018 (the “Initial Agreement”) entered into by and between the General Partner and Walkers Nominees Limited, as the initial limited partner (and which limited partner has since withdrawn from the Partnership);

WHEREAS, the Partnership was formed to be a holding company of Apollo Insurance Solutions Group (as defined below);

WHEREAS, in connection therewith, the Initial Agreement was amended and restated pursuant to the Amended and Restated Agreement of Exempted Limited Partnership of AAM Holdings, L.P., dated as of March 29, 2018 (the “First A&R Partnership Agreement”), by and among the General Partner and the Limited Partners then party thereto;

WHEREAS, the Partnership was renamed AISG Holdings LP, effective as of February 21, 2020;

WHEREAS, the parties hereto now wish to amend and restate the First A&R Partnership Agreement as set forth herein, to make certain changes to the Partners’ respective rights to share in distributions of the Partnership and to provide for certain other related matters set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

GENERAL DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms shall each have the meanings set forth in this Article I (unless the context otherwise requires).

“ACRA Base Management Fee” means the “Base Management Fee” as defined and calculated in the ACRA Fee Agreement, including after adjustment for applicable rebates and discounts applied to amounts calculated under the ACRA Fee Agreement and/or the AHL Fee Agreement that have the effect of reducing fees to members of the Apollo Group (other than Athene Holdings and its Subsidiaries), including, without limitation, the FA Rebate Amount, Core Ratio adjustment and the 2016 Liability Fee Discount.

“ACRA Fee Agreement” means the Fee Agreement, dated as of September 11, 2019 and entered into by and between Athene Asset Management LLC (now known as Apollo Insurance Solutions Group) and Athene Co-Investment Reinsurance Affiliate 1A Ltd., as from time to time amended in accordance with its terms, and any successor to such agreement.

“Act” means the Exempted Limited Partnership Law of the Cayman Islands, as it may be amended from time to time, and any successor to such Act.

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, after:
(i)    crediting to such Capital Account any amounts that such Partner is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations (or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations) and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.4(e).

“AEOI” means (a) legislation known as the U.S. Foreign Account Tax Compliance Act, sections 1471 through 1474 of the Code and any associated legislation, regulations (whether proposed, temporary or final) or guidance, any applicable intergovernmental agreement and related statutes, regulations or rules, and other guidance thereunder, (b) any other similar legislation, regulations, or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes, including the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters– the Common Reporting Standard and any associated guidance, (c) any other intergovernmental agreement, treaty, regulation, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in clauses (a) and (b) of this definition, and (d) any legislation, regulations or guidance in any jurisdiction that give effect to the matters outlined in the preceding clauses of this definition.

“Affiliate” means, when used with reference to a specific Person (or when not referring to a specific Person shall mean an Affiliate of a Partner), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person.

“AGM” means Apollo Global Management, Inc. or its predecessor, Apollo Global Management, LLC, and any successor thereto.

“Agreed Value” means the fair market value of Contributed Property, as determined by the General Partner in good faith.

“Agreement” has the meaning specified in the preamble.

“AHL/ACRA Subadvisory Fee Distribution Amount” means an amount equal to 4.5% of all AHL/ACRA Subadvisory Fees earned during a Distribution Period.

“AHL/ACRA Subadvisory Fees” means, without duplication, the amount equal to:

(a)    AHL Subadvisory Fees, plus

(b)    the ACRA Subadvisory Top-Up Amount, plus

(c)    ACRA Subadvisory Fees

(in each case as such terms are defined in the AHL Fee Agreement), after adjustment for applicable rebates and discounts applied to amounts calculated under the ACRA Fee Agreement and/or the AHL Fee Agreement that have the effect of reducing fees to members of the Apollo Group (other than Athene Holdings and its Subsidiaries).

“AHL Base Management Fee” means (a) the “Base Management Fee” plus (b) the portion of the ACRA IM Fee Top-Up Amount attributable solely to the ACRA Base Management Fee (as such terms are defined and calculated in the AHL Fee Agreement, including after adjustment for applicable rebates and discounts applied to amounts calculated under the ACRA Fee Agreement and/or the AHL Fee Agreement that have the effect of reducing fees to members of the Apollo Group (other than Athene Holdings and its Subsidiaries), including, without limitation, the FA Rebate Amount, Core Ratio adjustment and the 2016 Liability Fee Discount).

“AHL Fee Agreement” means the Eighth Amended and Restated Fee Agreement between Apollo Insurance Solutions Group and Athene Holding dated as of March 31, 2022, as from time to time amended in accordance with its terms (including as of June 16, 2022), and any successor to such agreement.

“Apollo Director” means a member of the GP Board who is not an Athene
Director.

“Apollo Group” means, (a) AGM, (b) Apollo Life Asset, L.P. (f/k/a Apollo Life Asset Ltd.), (c) AISG GP Ltd. (f/k/a AAM GP Ltd.), (d) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by AGM or by one or more of AGM’s Subsidiaries. (e) Athene Holding and its Subsidiaries, and
(e) any Affiliate of a Person described in clauses (a), (b), (c) or (d) above. For avoidance of doubt, any Person managed by AGM or by one or more of AGM’s Subsidiaries pursuant to a managed account agreement (or similar arrangement), without AGM or one or more of AGM’s Subsidiaries controlling such Person as a general partner or managing member, shall not be part of the Apollo Group.

“Apollo Interests” means all Interests held at any time during the term of this Agreement by any Apollo Partner.

“Apollo Insurance Solutions Group” means Apollo Insurance Solutions Group LP, a Delaware limited partnership (which was formerly Apollo Insurance Solutions Group LLC, a Delaware limited liability company) that had previously been known as Athene Asset Management LLC (which was originally organized as Athene Asset Management, LLC, a Delaware limited liability company, and subsequently converted to a Delaware limited partnership and then re-registered as a Cayman Islands exempted limited partnership under the name of Athene Asset Management, L.P., before being redomesticated as a limited liability company in the State of Delaware under the name of Athene Asset Management LLC), and any entity into which it may, on or after January 1, 2019, redomicile, convert, re-register or be renamed under any law.

“Apollo Partners” means Apollo Life Asset, L.P. (f/k/a Apollo Life Asset Ltd.), a Cayman Islands exempted limited partnership, and any transferee thereof; provided, that such transferee is a member of the Apollo Group.

“Apollo Person” has the meaning specified in Section 8.8(b).

“Applicable Tax Representative” means, with respect to a tax matter, the General Partner or the Partnership Representative (each in its capacity as such), as applicable.

“Approved Reorganization” has the meaning specified in Section 6.6(a). “Approved Sale” has the meaning specified in Section 6.6(a).
“Athene Director” means a member of the GP Board who is a member of the management team of Athene Holding or its subsidiaries.
“Athene Holding” means Athene Holding Ltd., a Bermuda exempted company.

“Bankruptcy” means, with respect to any Partner, the happening of any one or more of the following events: (a) a Partner: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged bankrupt or insolvent, or there has been entered against such Partner an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking in respect of such Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Partner in any proceeding of a nature described above; or (vi) seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of such Partner or of all or any substantial part of such Partner’s properties; or (b) 120 days after the commencement of any proceeding against any Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceeding has not been dismissed, or within 90 days after the appointment without such Partner’s consent or acquiescence of a trustee, receiver or liquidator of the Partner or of all or any substantial part of such Partner’s properties, if such appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, if such appointment is not vacated.

“BBA Audit Rules” means Subchapter C of Chapter 63 of the Code (sections 6221 through 6241 of the Code), as enacted by the United States Bipartisan Budget Act of 2015, Pub. L. No. 114-74, as amended from time to time, and the Treasury Regulations (whether proposed, temporary or final), including any subsequent amendments and administrative guidance, promulgated thereunder (or which may be promulgated in the future), together with any similar United States state, local or non-U.S. law.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are required or authorized by law to be closed.

“Capital Account” means the Capital Account maintained for each Partner pursuant to Section 4.4 of this Agreement.

“Capital Contribution” means the total amount of cash and property, if any, contributed to the Partnership by all the Partners or any one Partner, as the case may be (including, without limitation, the assignment of such Partner’s interests in the Company pursuant to the Transfer Deed).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.4(d) with respect to such property, as well as any other reductions as a result of sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination,
(b)    with respect to an Adjusted Property, the value of such property immediately following the adjustment provided in Section 4.4(e) reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.4(d) with respect to such property, as well as any other reductions as a result of sales, retirements or dispositions of assets included in Adjusted Property, as of the time of determination, and (c) with respect to any other property, the adjusted basis of such property for U.S. federal income tax purposes as of the time of determination.

“Cause” with respect to any Partner, shall have the meaning given to such term in such Partner’s employment agreement (if any) with the Partnership, the Company or any of their Affiliates; provided, that for James R. Belardi, Cause shall have the meaning given to such term in the Employment Agreement.

“Class A Interests” means limited partnership interests in the Partnership having the powers, preferences, rights, qualifications, limitations and restrictions of a Class A Interest set forth in this Agreement.

“Class A Partner” means a Partner that holds Class A Interests.

“Class B Interests” means limited partnership interests in the Partnership having the powers, preferences, rights, qualifications, limitations and restrictions of a Class B Interest set forth in this Agreement. As used in this Agreement, a successor to a Class B Interest shall include, without limitation, any security received as a result of an exchange pursuant to Article VI.

“Class B Partner” means a Partner that holds Class B Interests and, until such date that neither he nor his Personal Representative maintains voting control over an Interest (or a successor thereto), James R. Belardi.

“Code” means the U.S. Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Commission” means the U.S. Securities and Exchange Commission. “Company” means Apollo Insurance Solutions Group.
“Competing Business” has the meaning specified in Section 8.8(g).

“Contributed Property” means property or other consideration (other than cash) contributed to the Partnership in exchange for Interests.

“Control Transaction” means any transaction, or series of related transactions which result in the sale of more than 50% of the value of the Interests. For clarity, a Control Transaction may also be a Sale of the Partnership, and vice versa (depending on the transaction).

“Co-Sale Notice” has the meaning specified in Section 6.4(a). “Co-Sale Offeree” has the meaning specified in Section 6.4(a). “Co-Sale Offeror” has the meaning specified in Section 6.4(a).
“Disability” with respect to any Partner, shall have the meaning given such term in such Partner’s employment agreement (if any) with the Partnership, the Company or any of their Affiliates; provided, that for James R. Belardi, Disability shall have the meaning given to such term in the Employment Agreement.

“Distributable Funds” means all proceeds received (or released from reserves) by the Partnership during any period (including all interest income from temporary investments made by the Partnership pending distribution of the foregoing proceeds), as reduced by funds used during such period (a) to pay all costs and expenses incurred or (if not previously applied against Partnership proceeds) paid during such period, including all expenses incurred in any sale or disposition transaction, (b) to discharge during such period any indebtedness or liabilities of the Partnership for which such proceeds are to be used and (c) to create or increase during such period such reserves as the General Partner may determine for the discharge of known or existing liabilities or obligations of the Partnership or otherwise for the Partnership’s present or future obligations, needs or business opportunities.

“Distribution Period” means a calendar quarter.

“Employment Agreement” means that certain Amended and Restated Employment Agreement effective as of June 16, 2022 by and between Athene Holding and James R. Belardi (as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms).

“Entitled Partners” has the meaning specified in Section 6.4(a). “FINRA” means the U.S. Financial Industry Regulatory Authority.
“First A&R Partnership Agreement” has the meaning specified in the preamble. “Fiscal Year” has the meaning specified in Section 10.6.
“General Partner” has the meaning specified in the preamble.

“Good Reason” with respect to any Partner, shall have the meaning given such term in such Partner’s employment agreement (if any) with the Partnership, the Company or any of their Affiliates; provided, that for James R. Belardi, Good Reason shall have the meaning given to such term in the Employment Agreement.

“Governmental Authority” means any U.S. federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as FINRA).

“GP Board” means the board of directors of the General Partner. “Group” means:
(a)    in the case of any Partner who is an individual, (i) such Partner, (ii) the spouse, parent, sibling or descendants of such Partner, (iii) all trusts for the benefit of such Partner or any spouse, parent, sibling or descendants of such Partner, and (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing;

(b)    in the case of any Partner which is a partnership, (i) such Partner, and
(ii) its limited, special and general partners;

(c)    in the case of any Partner which is a corporation, a company or a limited liability company, (i) such Partner, and (ii) its shareholders or members as the case may be; and

(d)    in the case of any Apollo Partner, the Apollo Group. “Indemnified Persons” has the meaning specified in Section11.1(m).
“Initial Agreement” has the meaning specified in the preamble.

“Interest Percentage” means, with respect to any Partner at any time, the ratio of
(i)    the aggregate number of Interests held by such Partner at such time and (ii) the aggregate number of Interests held by all Partners at such time.

“Interests” means, collectively, the Class A Interests and the Class B Interests, or, individually, the Class A Interests or the Class B Interests, as applicable, and any other classes of interests representing a limited partnership interest in the Partnership that are created and issued in accordance with this Agreement.

“Limited Partner” has the meaning specified in the preamble.

“Liquidation” means: (a) any Bankruptcy of the Partnership; (b) any Sale of the Partnership or (c) any winding up and dissolution of the Partnership, other than any winding up and dissolution in connection with any conversion, domestication or reorganization of the Partnership pursuant to Section 6.8.

“Liquidator” has the meaning specified in Section 12.2(a). “Lookback Period” has the meaning specified in Section 5.8(a).
“Management Interests” means all Interests of the Partnership held at any time during the term of this Agreement by the Management Partners.

“Management Partner” means James R. Belardi and any Person acquiring any Class B Interest from a Management Partner pursuant to clause (b)(i) of the definition of “Permitted Transfer”; provided, that to the extent that James R. Belardi (and his Personal Representative) cease to directly own or have the power to vote or to exercise any consent rights, or other rights, in respect of any Interests of the Partnership (and any successor thereto) in accordance with Section 3.4 of this Agreement (or James R. Belardi is no longer an employee of the Company), James R. Belardi shall concurrently cease to be a “Management Partner” and any Person owning “Management Interests” Transferred by him shall also concurrently cease to (a) be a Management Partner and (b) own “Management Interests.”

“Notice Date” has the meaning specified in Section 5.8(b).

“Notice Date Lookback Amount” has the meaning specified in Section 5.8(b)(i).
“Notification” means all notices permitted or required to be given to any Person hereunder. Such Notifications must be given in writing and will be deemed to be duly given on the date of delivery if delivered in person or sent by facsimile transmission or on the earlier of actual receipt or three (3) Business Days after the date of mailing if mailed by registered or certified mail, first class postage prepaid, return receipt requested, to such Person, at the last known address of such Person on the Partnership records.

“One-Time Payment” has the meaning specified in Section 5.8(a).

“Other Partner” means any party to this Agreement other than an Apollo Partner, the General Partner or the Partnership.

“Other Partner Interests” means all Interests of the Partnership held at any time during the term of this Agreement by any Other Partner.

“Partner” has the meaning specified in the preamble.

“Partner Cessation Date” means the date that, for purposes of Section 8.8(g)-(k) (and Sections 6.1 through 6.5 of the Employment Agreement), James R. Belardi ceases to be a partner in the Partnership, it being understood that James R. Belardi shall be treated as continuing to be a partner in the Partnership for purposes of Section 8.8(g)-(k) (and Sections 6.1 through 6.5 of the Employment Agreement) at all times that he retains (a) voting control over a Class B Interest (including any successor to a Class B Interest) or (b) power to exercise any consent rights, or other rights, in respect of all Class B Interests (and any successor thereto) as provided in Section 3.4, and that he shall cease to be a partner in the Partnership for such purposes only on the date that he and his Personal Representative have lost all such control and power (which date, for purposes of clarity, shall be the date as of which the Class B Interests (and any successor thereto) have been redeemed pursuant to Section 5.8 or repurchased pursuant to Section 6.7).

“Partnership” has the meaning specified in the preamble.

“Partnership Property” means all interests, properties, whether real or personal, and rights of any type owned or held by the Partnership, whether owned or held by the Partnership at the date of the formation of the Partnership or thereafter acquired.

“Partnership Representative” means, for any taxable year of the Partnership, the General Partner acting in the capacity of the “partnership representative” (as such term is defined under the BBA Audit Rules) or such other Person as may be appointed to be the “partnership representative” or “designated individual” by the General Partner from time to time.

“Permitted Transfer” means:

(a)    any Transfer made in compliance with: Section 6.4 of this Agreement; or Section 6.6 of this Agreement; or
(b)    any Transfer of Interests by an Other Partner that is an individual (i) for estate planning purposes, directly or indirectly (e.g., by way of a second transfer) to any corporation, limited liability company, company, limited partnership or trust created for the benefit of such individual or one or more of such individual’s parents, spouse, siblings or descendants; provided, that James R. Belardi, his Personal Representative, or (solely to the extent provided in Section 3.4) such Other Partner retains exclusive voting control over the transferred Interests or (ii) to such individual’s Personal Representative.

“Permitted Transferee” means any Person acquiring Interests from a Partner in accordance with the terms of this Agreement.

“Person” shall be construed in its broadest sense and means and includes a natural person, general partnership, limited partnership, corporation, limited liability company, company, limited liability partnership, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrations, legal representatives, successors and assigns of such person, as the context may require.

“Personal Representative” means the successor or legal representative (including, without limitation, a guardian, executor, administrator or conservator, or Person acting under a valid power of attorney) of a Partner due to death or (during such period as it is in effect) mental incapacity, or a successor thereto or designee thereof approved in writing by the General Partner.

“Predecessor Interests” has the meaning specified in Section 6.7(c)(i).

“Pro Rata Amount” means, as of the date of determination, with respect to any Partner, the product, expressed as a number of Class A Interests or Class B interests, as applicable, obtained by multiplying (a) the aggregate number of outstanding Class A Interests and Class B Interests held by such Partner, respectively, as of such date of determination, by
(b)    the percentage of the aggregate number of Class A Interests held by the Co-Sale Offeror being offered for transfer to a Co-Sale Offeree under Section 6.4.

“Pro Rata Share” means, as of the date of determination, with respect to any Partner, the quotient obtained by dividing (a) the aggregate number of outstanding Class A Interests and Class B Interests held by such Partner as of such date of determination by (b) the aggregate number of outstanding Class A Interests and Class B Interests held by all Partners or class of Partners (as applicable) as of such date of determination.

“Protected Companies” has the meaning specified in Section 8.8(g).

“Public Offering” means an initial public offering of the Partnership (or any entity established pursuant to Section 6.8) registered under the Securities Act.

“Registrar” has the meaning specified in the preamble. “Reorganization” has the meaning specified in Section 6.8(a). “Repurchase Notice” has the meaning specified in Section 6.7(b). “Repurchase Price” has the meaning specified in Section 6.7(d). “Restricted Area” has the meaning specified in Section 8.8(g).

“Restricted Period” has the meaning specified in Section 8.8(g). “Restrictive Covenants” has the meaning specified in Section 8.8(h). “Safe Harbor Election” has the meaning specified in Section 10.9.
“Sale of the Partnership” means: (a) the Transfer of all or substantially all of the Partnership’s assets to a Third Party; (b) the Transfer of outstanding Interests to a Third Party; or
(c)    a business combination involving the Partnership and one or more additional Persons by means of merger, consolidation, scheme of arrangement, amalgamation, share exchange or similar transaction, in each case in clauses (b) and (c) above under circumstances in which a Third Party, immediately after such transaction, holds more than 50% of the voting power of the outstanding Interests of the Partnership or securities of the surviving or resulting Person, as the case may be, immediately following such transaction and in which the holders of the voting power of the outstanding Interests, immediately prior to such transaction, hold less than 50% of the voting power of the outstanding Interests of the Partnership or securities of the surviving or resulting Person, as the case may be, immediately following such transaction. A sale (or multiple sales) of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the assets or securities or otherwise), or of one or more other Subsidiaries, if any, of the Partnership (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the assets or securities or otherwise) which constitutes all or substantially all of the consolidated assets or revenues of the Partnership shall be deemed a Sale of the Partnership.

“Section 705(a)(2)(B) Expenditure” means any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code and any expenditure considered to be an expenditure described in Section 705(a)(2)(B) of the Code pursuant to Section 704(b) of the Code and the Treasury Regulations thereunder.

“Securities Act” means the U.S. Securities Act of 1933, as amended. “Severance Date” has the meaning specified in the Employment Agreement. “Share” means a share of common stock of AGM.
“Shareholder Affiliates” has the meaning specified in Section 11.1(o). “Statement of Registration” has the meaning specified in the preamble.
“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person.

“Tag-Along Notice” has the meaning specified in Section 6.4(b). “Term” means the “Term,” as defined in the Employment Agreement.

“Third Party” means, with respect to any Partner, any Person that is not (a) the Partnership or any of its Affiliates or (b) a member of the Group of such Partner.

“Transfer” means any direct or indirect change in the record or beneficial ownership of an Interest, whether made voluntarily or involuntarily by operation of law.

“Transfer Deed” means the deed of assignment and assumption of limited partnership interests between the General Partner, the Partnership and the former limited partners of Apollo Insurance Solutions Group dated March 29, 2018, pursuant to which such limited partners transferred their respective partnership interests in Apollo Insurance Solutions Group to the Partnership in exchange for Interests in the Partnership.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Unrealized Gain” means the excess, if any, of the fair market value of a Partnership Property as of the date of determination (as reasonably determined by the General Partner) over the Carrying Value of such property as of the date of determination (prior to any adjustment to be made pursuant to Section 4.4(e) as of such date).

“Unrealized Loss” means the excess, if any, of the Carrying Value of a Partnership Property as of the date of determination (prior to any adjustment to be made pursuant to Section 4.4(e) as of such date) over its fair market value as of such date of determination (as reasonably determined by the General Partner).

“Unrecovered Capital” at any time means the aggregate actual Capital Contributions made by the General Partner or a Partner or by his predecessor in interest in respect of Class A Interests.

“Winding Up Event” has the meaning specified in Section 12.1.

1.2    Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or Treasury Regulations means such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections and Schedules mean the Articles, Sections and Schedules of this Agreement. The Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement.

ORGANIZATION

2.1    Formation. The parties hereto continue the Partnership as an exempted limited partnership formed and registered as a Cayman Islands exempted limited partnership by the filing of the Statement of Registration with the Registrar. The Partners hereby agree that the Partnership shall be governed by the terms of this Agreement and the Act.

2.2    Name. The name of the Partnership is AISG Holdings LP To the extent permitted by the Act, the Partnership may conduct its business under one or more assumed names deemed advisable by the General Partner.

2.3    Purposes. The purposes of the Partnership are to engage in any activity and/or business for which exempted limited partnerships may be formed under the Act. The Partnership shall possess and, subject to the limitations herein expressed, may exercise, all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided by the Act.

2.4    Duration. The Partnership commenced upon the filing of the Statement of Registration and the Partnership shall continue in existence until it is wound up and dissolved in accordance with the Act or this Agreement.

2.5    Registered Office and Registered Agent; Principal Office.

(a)    The registered office of the Partnership required by the Act to be maintained in the Cayman Islands shall be Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time.

(b)    The registered agent of the Partnership in the Cayman Islands shall be Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or such other Person or Persons as the General Partner may designate.

(c)    The principal office of the Partnership shall be at 2121 Rosecrans Ave., Ste 5300, El Segundo, Los Angeles County, California 90245 or at such place as the General Partner may designate from time to time, which need not be in the Cayman Islands, and the Partnership shall maintain records there for inspection unless the records are required to be maintained at the registered office by the Act. The Partnership may have such other offices as the General Partner may designate from time to time.

PARTNERS

3.1    Partners. The Partners of the Partnership are listed on Schedule I of this Agreement and the addresses of such Partners are as set forth on such Schedule I. As of January 1, 2019 and the date of this Agreement, there are no other Partners of the Partnership and no other Person has any right to take part in the ownership of the Partnership.

3.2    Admission of Additional Partners. Additional Partners of the Partnership may only be admitted if the admission of any such proposed additional Partner is approved in writing, prior to such admission, by the General Partner, and such proposed additional Partner satisfies the requirements of Section 6.3. Schedule I shall be amended from time to time without the consent of any Limited Partner by the General Partner to include the name and address of any additional Limited Partner acquiring Class A Interests or Class B Interests as permitted by this Agreement.

3.3    Partnership Interests.

(a)    The Partnership may issue one or more classes or series of limited partnership interests in the Partnership. As of January 1, 2019, the Partnership has two classes of limited partnership interests: Class A Interests and Class B Interests. Each Class A Interest shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in this Agreement, and each Class B Interest shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in this Agreement. Except as set forth in Section 3.3(b), if any Class B Interests (or other similar interests) are issued to a Person other than James R. Belardi or his direct or indirect Permitted Transferees, such newly issued Class B Interests (and other similar interests) will not dilute or reduce the rights (economic or otherwise) of James R. Belardi or his direct or indirect Permitted Transferees under this Agreement, including under Sections 5.8 and 5.9 of this Agreement.

(b)    The Partnership may issue, from time to time at the General Partner’s sole discretion, additional limited partnership interests for any consideration the General Partner deems appropriate, provided that, at any time that Class B Interests are outstanding, such issuance shall be for not less than fair market value as determined by the General Partner in good faith (except as expressly otherwise agreed by James R. Belardi and the General Partner). Such issuance may be in the form of Class A Interests, Class B Interests or other classes or series of interests in accordance with Section 3.3(c) (or other forms of interests convertible into Class A Interests or Class B Interests or other classes or series of interests in accordance with
Section 3.3(c)), in each case, subject to this Agreement.

(c)    The Limited Partners agree that the General Partner shall have the power and authority to (i) issue limited partnership interests of the Partnership of whatever class or series it designates on such terms and conditions as it may determine consistent with Section 3.3(b) and Section 3.4, and any such limited partnership interests or class of limited partnership interests of the Partnership may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to distributions, income allocations, voting, return of capital, or otherwise as the General Partner may by unilateral amendment to this Agreement prescribe, and (ii) fix or alter the number of limited partnership interests comprising any such class or series without the consent of the Limited Partners, and the Limited Partners shall not thereafter object to any such issuance or the resulting effect on such Limited Partners’ issued and outstanding limited partnership interests of the Partnership.

(d)    All distributions with respect to Interests shall be made in accordance with the provisions of Article V or Section 12.4 (assuming for such purposes that any applicable Section 6.7 repurchase or exchange rights with respect to such Interests are exercised immediately prior to application of the provisions of Section 12.4).

3.4    Voting Control over Class B Interests. Notwithstanding anything to the contrary in this Agreement or otherwise, at all events, James R. Belardi (or his Personal Representative) shall retain exclusive (i) voting control over all Class B Interests (and any successor thereto), and

(ii)    power to exercise all consent rights, and other rights, in respect of all Class B Interests (and any successor thereto) as long as (A) such Class B Interests (or any successor thereto) are outstanding and not held by an Apollo Partner and (B) the Severance Date has not occurred; provided, however, that such exclusive voting control and power will no longer be required with respect to a Class B Interest (and any successor thereto) subsequently transferred (w) in a Permitted Transfer pursuant to a Tag-Along Notice under Section 6.4 or in an Approved Sale under Section 6.6, (x) pursuant to the exercise of a call right by the Partnership under Section 6.7 in respect of the repurchase of such Interests (but not in respect of a security received in exchange for such Interests pursuant to Article VI), which in the cases of (w) and (x) such voting control and power shall automatically transfer to the transferee, (y) to an Apollo Partner, in which event such Apollo Partner shall maintain such voting control and power, or (z) where the successor owner is a member of the Apollo Group approved by the General Partner or the direct or indirect transferee of such member of the Apollo Group, in which event such successor owner shall maintain such voting control and power.

3.5    Intentionally Omitted.

3.6    Withdrawal and Winding Up of the General Partner.

(a)    Upon the Bankruptcy of the General Partner or in the event of the dissolution of the General Partner or the occurrence of any other circumstance constituting an event of withdrawal of the General Partner, the Partnership’s affairs shall be wound up pursuant to Section 12.2; provided, however, that, notwithstanding any provision to the contrary, the Partnership shall not be required to be wound up by reason of the General Partner’s Bankruptcy, dissolution or other withdrawal if, within ninety (90) days after the date of any such occurrence, more than 50% in interest of the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal of the General Partner, of one or more new general partners.

(b)    If the General Partner withdraws from the Partnership, such general partner nonetheless shall remain liable for obligations and liabilities incurred by it as a general partner prior to the time of such withdrawal, but, from and after the time of such withdrawal, it shall be free of any obligation or liability incurred on account of the activities of the Partnership. The General Partner shall make any filings required under the Act to effect the replacement of the general partner of the Partnership.

(c)    On or prior to the Sale of the Partnership, the Apollo Partner, in its capacity as the sole shareholder of the General Partner, shall not wind up the affairs of the General Partner unless the written consent of all Class A Partners and Class B Partners exercising voting control over at least two-thirds (2/3) of the Class B Interests is obtained.

CAPITAL CONTRIBUTIONS

4.1    Capital Contributions. The General Partner and each Limited Partner as of January 1, 2019 is deemed admitted, or continues (as applicable) as a Partner of the Partnership and to have contributed to the Partnership the cash and Contributed Property as specified in Schedule I as of January 1, 2019. Each additional Limited Partner admitted pursuant to Section
3.2 shall be deemed admitted as a Limited Partner of the Partnership upon its execution and delivery of this Agreement, and, as of the date of such execution and delivery, shall be deemed to have contributed to the Partnership the cash and Contributed Property as specified in Schedule I.

4.2    Initial Interests. Each Partner as of January 1, 2019 is entitled to the number and class of Interests set forth opposite such Partner’s name on Schedule I.

4.3    No Further Required Capital Contributions. No Partner as of January 1, 2019 shall be obligated to make any additional Capital Contributions to the Partnership, unless approved by the General Partner, provided, however, any such approved additional Capital Contributions shall be made pro-rata by such Partners in proportion to their Pro Rata Share.

4.4    Capital Accounts.

(a)    A Capital Account shall be established and maintained for each Partner. Each Partner’s Capital Account (i) shall be increased by (a) the amount of money contributed or deemed to be contributed by that Partner to the Partnership, (b) the Agreed Value of Contributed Property contributed by that Partner to the Partnership (net of liabilities secured by the Contributed Property that the Partnership is considered to assume or take subject to Section 752 of the Code), and (c) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in
Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding income and gain described in Section 1.704-1(b)(4)(i) of the Treasury Regulations, and (ii) shall be decreased by
(A) the amount of money distributed to that Partner by the Partnership, (B) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to Section 752 of the Code), (C) allocations to that Partner of Section 705(a)(2)(B) Expenditures, and (D) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding loss and deduction described in Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii) of the Treasury Regulations.

(b)    Except as otherwise provided herein, whenever it is necessary to determine the Capital Account of any Partner for purposes of this Agreement, the Capital Account of such Partner shall be determined after giving effect to (i) all Capital Contributions made or deemed to have been made to the Partnership on or after the date of the Agreement,
(ii) all allocations of income, gain, deduction and loss pursuant to Article V for operations and transactions effected on or after the date of the Agreement and prior to the date such determination is required to be made under the Agreement and (iii) all distributions made on or after the date of the Agreement.

(c)    Upon the Transfer of all Interests held by a Partner after the date of this Agreement, the Capital Account of the transferor Partner that is attributable to the transferred Interests will be carried over to the transferee Partner but, if the Partnership has an election in effect under Section 754 of the Code, the Capital Account will be adjusted to reflect any adjustment required as a result thereof by the Treasury Regulations promulgated pursuant to Section 704(b) of the Code.

(d)    The realization, recognition and classification of any item of income, gain, loss or deduction for Capital Account purposes shall be the same as its realization, recognition and classification for U.S. federal income tax purposes; provided, however, that:

(i)    Any deductions for depreciation, cost recovery or amortization attributable to a Contributed Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Partnership was equal to the Agreed Value of such property. Upon adjustment pursuant to Section 4.4(e) of the Carrying Value of the Partnership Property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization shall be determined as if the adjusted tax basis of such property was equal to its Carrying Value immediately following such adjustment. Any deductions for depreciation, cost recovery or amortization under this Section 4.4(d) shall be computed in accordance with
Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations.

(ii)    Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted tax basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.

(iii)    All items incurred by the Partnership that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Accounts, be treated as an item of deduction and shall be allocated among the Partners pursuant to Article V.

(e)    Upon the issuance of additional Interests for cash or Contributed Property or in exchange for services, immediately prior to the actual or deemed distribution of any Partnership Property (other than cash) or the distribution of cash in redemption of any Interests, and immediately prior to any conversion under Section 6.8, the Capital Accounts of all Partners and the Carrying Values of all Partnership Properties immediately prior to such event shall be adjusted (consistent with the provisions hereof and with the Treasury Regulations under
Section 704 of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Partnership Property immediately prior to such event and had been allocated to such Partners pursuant to Article V. In determining such Unrealized Gain or Unrealized Loss, the fair market value of Partnership Property as of any date of determination shall be reasonably determined by the General Partner. In addition to the adjustments required by the foregoing provisions of this Section 4.4, the Capital Accounts of the Partners shall be adjusted in accordance with the capital account maintenance rules of
Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(f)    The foregoing provisions of this Section 4.4 are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the General Partner may make such modification; provided, that such modification is not likely to have a material effect on the amounts distributable to any Limited Partner pursuant to Article V and the General Partner notifies the Limited Partners in writing of such modification prior to its effective date, and; provided, further, that the General Partner shall have no liability to any Limited Partner for any failure to exercise any such discretion to make any modifications permitted under this
Section 4.4(f).

(g)    The Capital Account balance of any Partner who receives a “guaranteed payment” (as determined under Section 707(c) of the Code) from the Partnership shall be adjusted only to the extent of such Partner’s allocable share of any Partnership deduction or loss resulting from such guaranteed payment.

4.5    Return of Capital Contributions. Except as otherwise provided herein or in the Act, no Partner shall have the right to withdraw, or receive any return of, all or any portion of such Partner’s Capital Contribution.

4.6    Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.7    AEOI.

(a)    Each Limited Partner:

(i)    shall provide, in a timely manner, such information regarding the Limited Partner and its beneficial owners and/or controlling persons and such forms or documentation as may be requested from time to time by the General Partner or the Partnership to enable the Partnership to comply with the requirements and obligations imposed on it pursuant to AEOI and shall update such information as necessary;

(ii)    acknowledges that any such forms or documentation provided to the Partnership or its agents pursuant to clause (i), or any financial or account information with respect to the Limited Partner’s investment in the Partnership, may be disclosed to any Governmental Authority which collects information in accordance with AEOI and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Partnership;

(iii)    shall waive, and/or shall cooperate with the Partnership to obtain a waiver of, the provisions of any law which prohibits the disclosure by the Partnership, or by any of its agents, of the information or documentation requested from the Limited Partner pursuant to clause (i), prohibits the reporting of financial or account information by the Partnership or its agents required pursuant to AEOI or otherwise prevents compliance by the Partnership with its obligations under AEOI;

(iv)    acknowledges that, if it provides information and documentation that is in anyway misleading, or it fails to provide and/or update the Partnership or its agents with the requested information and documentation necessary, in either case, to satisfy the Partnership’s obligations under AEOI, the Partnership may (whether or not such action or inaction leads to compliance failures by the Partnership, or a risk of the Partnership or its investors being subject to withholding tax or other penalties under AEOI) take any action and/or pursue all remedies at its disposal, including compulsory withdrawal of the Limited Partner, and may hold back from any withdrawal proceeds, or deduct from the Limited Partner’s Capital Account, any liabilities, costs, expenses or taxes caused (directly or indirectly) by the Limited Partner’s action or inaction; and

(v)    shall have no claim against the Partnership, or its agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Partnership in order to comply with AEOI.

(b)    The Limited Partner hereby indemnifies the General Partner and the Partnership and each of their respective partners, members, managers, officers, directors, employees and agents and holds them harmless from and against any AEOI-related liability, action, proceeding, claim, demand, costs, damages, expenses (including legal expenses), penalties or taxes whatsoever which such Person may incur as a result of any action or inaction (directly or indirectly) of such Limited Partner (or any member of the Group of such Limited Partner) described in Section 4.7(a)(i) through (v). This indemnification shall survive the Limited Partner’s death or dissolution or disposition of its interests in the Partnership.

4.8    Tax Matters.

(a)    Partnership Representation in Tax Matters.

(i)    The Partnership Representative shall be permitted to take any and all actions under the BBA Audit Rules (including making or revoking the election referred to in Section 6226 of the Code under the BBA Audit Rules and all other applicable tax elections) and shall have any powers necessary to perform fully in such capacity, in consultation with the General Partner if the General Partner is not the Partnership Representative.

(ii)    Any Partner or former Partner that is in dispute with any tax authority in relation to a matter relating to the Partnership shall notify the General Partner within 30 days and, if the Applicable Tax Representative reasonably determines that the matter is of material relevance to the tax position of the Partnership and notifies such Partner of such determination, such Partner shall consult with the Applicable Tax Representative (or any advisor appointed by the Applicable Tax Representative for the purpose) as to how that dispute is to be handled. Any Partner or former Partner that enters into a settlement agreement with respect to any Partnership item shall notify the General Partner of such settlement agreement and its terms within 30 days after the date of settlement. Each Limited Partner shall reasonably cooperate with the Applicable Tax Representative in connection with any tax audit of the Partnership or any existing or former investment of the Partnership.

(iii)    Each Applicable Tax Representative shall be entitled to be reimbursed by the Partnership for all costs and expenses incurred by it in connection with any administrative or judicial proceeding affecting tax matters of the Partnership and the Partners in their capacity as such and, in accordance with Section 11.1, to be indemnified by the Partnership with respect to any proceeding brought against it in connection with any judgment in or settlement of any such proceeding.

(b)    Tax Information. Each Partner shall provide the Partnership with any information that may be reasonably requested by the General Partner required for the compliance by the Partnership and its subsidiaries (including the Company) with applicable tax laws, the filing of any tax return with respect to the Partnership and its subsidiaries (including the Company), or any tax election with respect to the Partnership and its subsidiaries, including in connection with any election under Section 754 of the Code or to facilitate compliance with Section 743 of the Code. Each Partner shall upon request supply the information or take any other action necessary to properly give effect to any elections described in Section 4.8(a)(i) or to otherwise enable an Applicable Tax Representative to implement the provisions of this Section
4.8 (including filing tax returns, defending tax audits or other similar proceedings and conducting tax planning).

ALLOCATIONS AND DISTRIBUTIONS

5.1    Allocations of Income, Gain, Loss, Deduction and Credit. Except as otherwise provided in Sections 5.2, 5.3, 5.4 and 5.5, net income and gain or net losses and credits (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated (proportionately), after giving effect to the special allocations set forth in Article V, in a manner that as closely as possible gives economic effect to the provisions of Section 5.9, Section 12.4 and the other relevant provisions of this Agreement. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

5.2    Book/Tax Disparities; Section 754 Elections; Etc.

(a)    In the case of Contributed Property, items of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution.

(b)    In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of Section 704(c) of the Code to take into account the difference between the Carrying Value of such property and its adjusted tax basis. In the event that the Adjusted Property was originally a Contributed Property, the allocation required by this
Section 5.2(b) also shall take into account the requirements of Section 5.2(a).

(c)    All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code and to provide only Partners recognizing gain on Partnership distributions covered by Section 734 of the Code with the U.S. federal income tax benefits attributable to the increased basis in Partnership Property resulting from any election under Section 754 of the Code.

(d)    Whenever the income, gain and loss of the Partnership allocable hereunder consists of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense), the income, gain and loss for tax purposes allocable to each Partner shall be deemed to include its pro rata share of each such item. Notwithstanding the foregoing, if the Partnership realizes depreciation recapture income pursuant to Section 1245 or Section 1250 (or other comparable provision) of the Code as the result of the sale or other disposition of any asset, the allocations to each Partner hereunder shall be deemed to include the same proportion of such depreciation recapture as the total amount of deductions for tax depreciation of such asset previously allocated to such Partner bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Partners. This Section 5.2(d) shall be construed to affect only the character, rather than the amount, of any items of income, gain and loss.

5.3    Regulatory Allocations. This Article V is intended to comply with
Section 704(b) of the Code and the Treasury Regulations thereunder, including the “alternative test for economic effect” under Treasury Regulations Section 1.704-1(b)(ii)(d). Notwithstanding Section 5.1, the Partnership shall make any allocations required by such Treasury Regulations, including “qualified income offset” and “minimum gain chargeback” allocations and allocations relating to any nonrecourse debt of the Partnership, prior to making the allocations set forth in Section 5.1.

5.4    Limitations on Loss Allocation. Notwithstanding any other provision of this Agreement to the contrary, no item of loss or deduction of the Partnership shall be allocated to a Partner if such allocation would result in a negative balance in such Partner’s Adjusted Capital Account. Such loss or deduction shall be allocated first among the Partners with positive balances in their Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter in accordance with their interests in the Partnership as determined under
Section 1.704-1(b)(3) of the Treasury Regulations.

5.5    Curative Allocations. If any items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures are allocated to a Partner pursuant to Sections 5.3 or 5.4 then, prior to any allocation pursuant to Section 5.1 and subject to
Sections 5.3 and 5.4, items of income and gain (including gross income) and items of loss, deduction and Section 705(a)(2)(B) Expenditures for subsequent periods shall be allocated to the Partners in a manner designed to result in each Partner’s Capital Account having a balance equal to what it would have been had such allocation of items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures not been made under
Sections 5.3 or 5.4.

5.6    Distributions in Kind. If any assets of the Partnership are distributed in kind pursuant to Section 12.4, such assets shall be distributed to the Partners entitled thereto in the same proportions as if the distribution were in cash. Such assets shall be valued at their then fair market value as reasonably determined by the General Partner. The amount of Unrealized Gain or Unrealized Loss attributable to any asset to be distributed in kind to the Partners shall, to the extent not otherwise recognized by the Partnership, be taken into account in computing gain or loss of the Partnership for purposes of allocation of gain or loss under Sections 5.1 and 5.2, and distributions of proceeds to the Partners under Sections 5.9 and 12.4. If the assets of the Partnership are sold in a transaction in which, by reason of the provisions of Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account in computing gain or loss of the Partnership for purposes of allocations and distributions to the Partners pursuant to this Article V (including Section 12.4, to the extent applicable), notwithstanding that the Partners may elect to continue the Partnership pending collection of deferred purchase money obligations received in connection with such sale.

5.7    Allocations and Distributions to Transferred Interests.

(a)    If any interest in the Partnership is transferred, increased or decreased during the year, all items of income, gain, loss, deduction and credit recognized by the Partnership for such year shall be allocated among the Partners to take into account their varying interests during the year in any manner the General Partner shall approve, in its sole discretion, as then permitted by the Code.

(b)    Except for any accrued but undistributed (x) AHL/ACRA Subadvisory Fee Distribution Amount, (y) ACRA Base Management Fee distribution or (z) AHL Base Management Fee distribution, in each case allocable to a completed calendar quarter ended during the Term (or, solely in the case of the AHL/ACRA Subadvisory Fee Distribution Amount, the final calendar quarter included in the Term, if the Severance Date is earlier than the last day of such calendar quarter) and distributed under Section 5.9(a) in accordance with its terms by not later than the calendar quarter that begins immediately after the Severance Date (with any such amounts paid after the Severance Date distributed to the holders of Class B Interests as of immediately prior to the Severance Date, based on the proportion of the outstanding Class B Interests each held as of immediately prior to the Severance Date), distributions under
Sections 5.9 and 12.4 shall be made only to Partners and assignees who, according to the books and records of the Partnership, are Partners or assignees on the actual date of distribution.
Neither the Partnership nor the General Partner shall incur any liability for making distributions in accordance with this Section 5.7(b).

5.8    One-Time Payment to Partners holding Class B Interests.

(a)    If James R. Belardi’s employment under the Employment Agreement terminates in an Involuntary Termination (as defined in the Employment Agreement) at any time, then the holders of Class B Interests (or any successor thereto) as of immediately prior to the Severance Date shall be redeemed or exchanged by the Partnership as of the Severance Date for an amount equal to their proportionate share (based on the proportion of the outstanding Class B Interests (or any successor thereto) that they held as of immediately prior to the Severance Date) of an amount, the form of which is payable at AGM’s discretion in cash, fully-

vested and, except as otherwise required under applicable law, non-forfeitable Shares or any combination thereof (such aggregate amount, in whatever such form paid, the “One-Time Payment”), equal to five times the product obtained by multiplying (x) one half of the sum of the amounts allocated to the Class B Interests (or any successor thereto) held by James R. Belardi or his Permitted Transferees under this Agreement, or due to be so allocated or paid, in each case, in respect of the most recent eight (8) completed calendar quarters that precede (or end on) the Severance Date (such eight calendar quarter period, the “Lookback Period”), times (y) a fraction (not greater than one) whose numerator is the number of days between January 1, 2021 and the Severance Date (inclusive) and whose denominator is the number of days between January 1, 2021 and December 31, 2023 (also inclusive).

(b)    If (x) in December of 2022 or a subsequent December, James R. Belardi provides, notice that is effective on or after December 31, 2022 (which effective date for such notice (the “Notice Date”) shall not be earlier than the date on which such notice is delivered in accordance with Section 21 of the Employment Agreement), at least 12 months’ prior written notice to the Company that he is terminating his employment under the Employment Agreement effective December 31, 2023 or such later December 31 specified in such notice, and (y) the Severance Date occurs on December 31 of the calendar year immediately following the Notice Date, then the holders of the Class B Interests (or any successor thereto) as of immediately prior to the Severance Date shall be redeemed or exchanged by the Partnership as of the Severance Date for an amount equal to their proportionate share (based on their holdings of Class B Interests (or any successor thereto) as of immediately prior to the Severance Date) of the One-Time Payment described below in this Section 5.8(b); provided that, if the Severance Date actually falls on a date later than December 31 of the calendar year following the Notice Date (due to action by James R. Belardi or mutual agreement by James R. Belardi and the General Partner), for purposes of this Agreement the Severance Date shall be treated as having occurred on such December 31. The One-Time Payment pursuant to this Section 5.8(b) shall be equal to:

(i)    five times the sum of the amounts allocated to the Class B Interests (or any successor thereto) held by James R. Belardi or his direct or indirect Permitted Transferee under this Agreement, or due to be so allocated or paid, in each case in respect of the most recent four (4) completed calendar quarters (which shall necessarily begin January 1, 2022 or later) that precede (or end on) the Notice Date (such amount, the “Notice Date Lookback Amount”),

(ii)    except that following the Severance Date, but prior to payment, the One-Time Payment (which, prior to the Severance Date, shall be accrued on the books of the Partnership as the Notice Date Lookback Amount) shall be adjusted such that it is equal to five times one half of the sum of the amounts allocated to the Class B Interests (or any successor thereto) held by James R. Belardi or his direct or indirect Permitted Transferees under this Agreement, or due to be so allocated or paid, in each case in respect of the Lookback Period (which shall necessarily begin January 1, 2022 or later).

(c)    The One-Time Payment under Section 5.8(a) or Section 5.8(b) is subject
(i)    to Sections 5.3(d) (breaches of restrictive covenants), except in respect of any such covenants that have become null and void in accordance with Section 6.8 of the Employment Agreement (or Section 8.8(k) of this Agreement), 5.4(a) (release of claims), 5.6 (limitation on benefits) and

5.7 (409A delay) of the Employment Agreement and (ii) in the case of the One-Time Payment under Section 5.8(b), to (x) James R. Belardi not having committed a material breach of the covenants applicable to him under Sections 6.1 through 6.5 of the Employment Agreement or Section 8.8(g) of this Agreement (except in respect of any such covenants that have become null and void in accordance with Section 8.8(k) or Section 6.8 of the Employment Agreement), which breach has not been cured within fifteen (15) days after he receives notice from the Partnership or the Company describing the breach in reasonable detail and requesting cure in accordance with Section 5.3(d) of the Employment Agreement, on or before the first day of the eleventh (11th) month that follows the Severance Date and (y) James R. Belardi’s (or his Personal Representative’s) written certification, in the form attached hereto as Exhibit A, of his continued material compliance with Sections 6.1 through 6.5 of the Employment Agreement and Section 8.8(g) on or within 14 days after the first day of such eleventh (11th) month. Subject to such terms and conditions, the applicable One-Time Payment shall be paid on the thirtieth (30th) day following the first anniversary of the last day of the month in which the Severance Date occurs, to the holders of Class B Interests (or any successor thereto) as of immediately prior to the Severance Date, prorated in accordance with their holdings of Class B Interests (or any successor thereto) as of immediately prior to the Severance Date, and shall include payment of any amounts that (i) would have been due to be distributed on Class B Interests (or any successor thereto) in respect of calendar quarters beginning prior to the Severance Date, or, without duplication, the AHL/ACRA Subadvisory Fee Distribution Amount for the calendar quarter that includes the Severance Date, if sufficient Distributable Funds had at all times been available but
(ii)    were not in fact so distributed.

(d)    In no event shall holders of Class B Interests (or any successor thereto) be entitled to a payment under both Section 5.8(a) and Section 5.8(b). For purposes of this Section 5.8, Interests held by James R. Belardi or his direct or indirect Permitted Transferees refers to Interests actually held by such Persons as of the Severance Date.

(e)    Unless otherwise required by the Code or Treasury Regulations, including, without limitation, Section 736(b)(2)(A) of the Code, the Partnership and the Partners agree to treat 100% of the One-Time Payment, and 100% of any other payment or distribution (or deemed distribution pursuant to Section 752(b) of the Code) that is governed by Section 736 of the Code, in each case, as a payment in exchange for such Partner’s interest in Partnership Property, including such Partner’s interest in goodwill, to which Section 736(b)(1) of the Code applies.

(f)    The Partnership or an Affiliate may also purchase a death benefit insurance policy which may (in the Partnership’s sole discretion) be used to fund the Partnership’s obligation to pay the One-Time Payment in the event of James R. Belardi’s death.

5.9    Distributions of Distributable Funds. Distributable Funds of the Partnership shall be distributed in such amounts and at such times as the General Partner may determine, in its sole discretion (provided that, with respect to the amounts described in Section 5.9(a) below, such distributions shall be made at least quarterly and in cash, for each calendar quarter that precedes or includes the Severance Date), in the following order of priority, to the extent that Distributable Funds are then available:

(a)    First, to the Partners holding Class B Interests as of the last day of any applicable Distribution Period, prorated in accordance with the number of Class B Interests they held as of that last day (or, solely in respect of the AHL/ACRA Subadvisory Fee Distribution Amount for the final calendar quarter in the Term, to the Partners who held Class B Interests as of the Severance Date, if the Severance Date occurs earlier than the last day of such final calendar quarter), in accordance with Section 5.9(c), (x) the AHL/ACRA Subadvisory Fee Distribution Amount, and (y) an amount equal to 3.35% of the ACRA Base Management Fee and (without duplication) 3.35% of the AHL Base Management Fee, in each case with respect to
(i)    the immediately preceding Distribution Period and (ii) any earlier Distribution Period in respect of which such amounts have not yet been distributed to the Partners pursuant to this provision (in each case with the Class B Interests held during such immediately preceding or other Distribution Period measured as of the last day of such Distribution Period (or, solely in respect of the AHL/ACRA Subadvisory Fee Distribution Amount for the final calendar quarter in the Term, if the Severance Date occurs earlier than the last day of such final calendar quarter, as of the Severance Date). Notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall any distribution (x) in respect of the ACRA Base Management Fee, the AHL Base Management Fee, or otherwise, be made to a Partner who held Class B Interests during any part of the final calendar quarter that begins during the Term, in respect of that final calendar quarter (except in respect of the AHL/ACRA Subadvisory Fee Distribution Amount), unless the Severance Date occurs on the last day of such calendar quarter, or (y) exceed such Partner’s properly computed Capital Account (after taking into account all required or permitted adjustments under this Agreement).

(b)    Second, to the Partners holding Class A Interests.

(c)    (i)    Any such distributions (excluding distributions under Section 5.9(a)) shall be made only to the extent approved by the General Partner. To the extent that the General Partner approves any distribution pursuant to this Section 5.9 (other than distributions under Section 5.9(a)) that consists of a consideration of a type or in a form other than cash, the types and forms of such consideration shall be allocated in an equitable manner among the Partners entitled thereto, in the proportions and amounts determined by the General Partner, such that each Partner shall, except for immaterial variances, receive the same type or form of consideration. The Partnership shall not make any distribution to the Partners if, immediately after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners with respect to their Interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership, exceed the fair value of Partnership Property, except that the fair value of Partnership Property that is subject to a liability for which recourse of creditors is limited shall be included in the Partnership assets only to the extent that the fair value of that Partnership Property exceeds that liability.

(ii)    Notwithstanding anything to the contrary in this Section 5.9, the General Partner may make estimated intra-Distribution Period distributions to the Partners as of the date of such distributions, provided that with respect to each Distribution Period, the Partners receive no more or less than the amounts to which they are entitled pursuant to Section 5.9(a)

and Section 5.9(b), and if any Partner receives an amount in excess of the amount to which such Partner is so entitled, such excess amount shall reduce, dollar-for-dollar, amounts otherwise paid or payable to the Partner pursuant to this Agreement or otherwise, until such excess is reduced to zero. Without reducing the size of any such repayment obligation or adjustment, amounts received pursuant to Section 5.9(a) by Permitted Transferees acquiring Class B Interests (other than an Apollo Partner) during a calendar quarter shall be reduced by any amounts previously distributed with respect to the same calendar quarter (pursuant to this Section 5.9(c)(ii)) to a different Partner holding Class B Interests.

(iii)    Allocations and distributions made by reference to the ACRA Fee Agreement or the AHL Fee Agreement under Section 5.9 shall be subject to equitable adjustment to the extent that the Partnership takes any action that a reasonable person would describe as having been made with the principal purpose of circumventing the amount of, or timing of the receipt of, the fees and other payments paid or payable under the ACRA Fee Agreement or the AHL Fee Agreement to the Partnership or its Subsidiaries, as in effect on the date hereof, including by creating new income streams not addressed by such fee agreements but that would have reasonably been expected to be so addressed, or by reducing, unreasonably delaying or unreasonably deferring payments under such fee agreements where AGM and its Subsidiaries obtain a benefit that is not addressed by such fee agreements, provided that notice of any request for such equitable adjustment is made to the General Partner not later than the last day of the calendar quarter following the Distribution Period to which the distributions relate.

5.10    True-Up. Notwithstanding anything to the contrary in this Agreement or elsewhere, although this Agreement is being executed and entered into on June 16, 2022 (the date hereof), the Partners acknowledge that all distributions and allocations relating to each of 3.35% of the AHL Base Management Fees and ACRA Base Management Fees, and the AHL/ACRA Subadvisory Fee Distribution Amounts that were intended to have effect as of January 1, 2019, have been fully allocated, distributed and paid to the Class B Interest holders for all periods or portions thereof ending on or before March 31, 2022, and the Partners covenant not to seek any additional distributions or allocations for any such period or portion thereof. For the avoidance of doubt, none of the provisions in Section 5.9(c) are intended to have, and none of them shall have, with respect to any payments made after March 31, 2022, any retroactive effect of any kind.

RIGHTS, POWERS AND OBLIGATIONS OF PARTNERS

6.1    Authority; Liability to Third Parties. No Partner (in its capacity as such), other than the General Partner, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership, or to incur any expenditures on behalf of the Partnership. The liability of the Limited Partners shall be limited as provided in the Act and as set forth in this Agreement. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control or conduct of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts, obligations or liabilities of the Partnership for the purposes of the Act.

6.2    Transfer of Interests. This Section 6.2 governs only the Transfer of a Limited Partner’s Interests. With respect to the admission of a transferee as a Partner, the provisions of Section 6.3 shall govern.

(a)    No Limited Partner may Transfer all or any portion of its Interests except to the extent expressly permitted by, and in compliance with, the terms of this Agreement. In the event a Limited Partner desires to Transfer all or a portion of such Limited Partner’s Interests or any interest therein, such Limited Partner will be responsible for compliance with all conditions of transfer imposed by this Agreement and under applicable law and for any expenses incurred by the Partnership for legal and/or accounting services in connection with reviewing any proposed Transfer or issuing opinions in connection therewith. Until the transferee is admitted as a Limited Partner pursuant to Section 6.3, the transferor Limited Partner shall continue to be a Limited Partner and to be entitled to exercise any rights or powers of a Limited Partner with respect to the Interests transferred.

(b)    Any Apollo Partner may Transfer Interests, in whole or in part, in its sole discretion.

(c)    Subject to Section 6.2(d), other than Permitted Transfers, no Other Partner shall be permitted to Transfer any Interests held by such Partner. Any purported Transfer in violation of the provisions of this Section 6.2(c) shall be null and void and shall have no force or effect. The General Partner and its Affiliates make no representations as to the tax consequences of any Permitted Transfer by an Other Partner.

(d)    Notwithstanding anything herein to the contrary, (i) no Transfer of any Interests by any Limited Partner shall become effective unless and until the transferee (unless already subject to this Agreement) executes and delivers to the Partnership a counterpart to this Agreement in form and substance reasonably satisfactory to the General Partner to adhere to and be bound by this Agreement, (ii) no Limited Partner may Transfer any Interests in violation of any provision of this Agreement or in violation of the Securities Act and any applicable state securities laws, and (iii) no Transfer of any Interests may be effected if in the opinion of counsel to the Partnership such transfer would cause the Partnership to cease to be classified as a partnership for U.S. federal income tax purposes, unless the General Partner approves such Transfer. Any Transfer of Interests by any such Limited Partner not in accordance with this paragraph shall be void, shall not be recorded on the books of the Partnership and shall not be recognized by the Partnership.

(e)    Each Other Partner that is an entity that was formed for the sole purpose of directly or indirectly acquiring Interests or that has no substantial assets other than Interests or direct or indirect interests in Interests agrees that (i) certificates for its common shares or other instruments reflecting equity interests in such entity (and the certificates for common shares or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on Transfer of shares as if such common shares or other equity interests were Interests, (ii) no shares of such common shares or other equity interests may be Transferred (including any Transfer or issuance by the Partnership) to any Person other than in accordance with the terms and provisions of this Agreement as if such common shares or other equity interests were Interests and (iii) any Transfer of such common shares or other equity interests shall be deemed to be a transfer of a pro rata number of Interests hereunder.

6.3    Admission of Transferee as Partner. No Transfer of Interests shall be effective unless, as a condition to any such Transfer, each transferee that is not a Partner shall, prior to such Transfer, execute a counterpart to this Agreement agreeing to adhere to and be bound by this Agreement and to be treated as (a) an Apollo Partner, if such Person acquires such Interests from an Apollo Partner and is a member of the Apollo Group, (b) a Management Partner, if such person acquires Interests from a Management Partner pursuant to clause (b)(i) of the definition of Permitted Transfer, or (c) an Other Partner, if (i) such Person acquires such Interests from an Apollo Partner and is not a member of the Apollo Group or (ii) such Person acquires such Interests from the Partnership or an Other Partner, and in each case, such Person shall be bound by, and entitled to their pro rata share of the benefits of, the provisions of this Agreement relating to such class of Partners, as applicable. In the event that (a) any Apollo Partner acquires Interests from either the Partnership, a Management Partner, and/or any Other Partner, in each case, such Interests shall be deemed Apollo Interests and shall be bound by, and entitled to their pro rata share of the benefits of, the provisions of this Agreement applicable to Apollo Partners,
(b) any Management Partner acquires Interests from either the Partnership, an Apollo Partner, and/or any Other Partner, in each case, such Interests shall be deemed Management Interests and shall be bound by, and entitled to their pro rata share of the benefits of, the provisions of this Agreement applicable to Management Partners, in accordance with and subject to the terms of this Agreement and excluding, unless such Management Partner acquiring such Interests is James R. Belardi, any non-financial rights or benefits under this Agreement that are specific to James R. Belardi or his Personal Representative, and (c) any Other Partner acquires Interests from either the Partnership, an Apollo Partner, and/or any Other Partner, in each case, such Interests shall be deemed Other Partner Interests and shall be bound by, and entitled to their pro rata share of the benefits of, the provisions of this Agreement applicable to Other Partners, in accordance with and subject to the terms of this Agreement and excluding any rights or benefits under this Agreement that are specific to James R. Belardi or his Personal Representative.

6.4    Co-Sale Rights.

(a)    If any Apollo Partner (the “Co-Sale Offeror”) proposes to Transfer any Interests to any Third Party (the “Co-Sale Offeree”), the Co-Sale Offeror shall, at least fifteen (15) days before such Transfer deliver a notice (the “Co-Sale Notice”) to the Partnership and the Other Partners that are officers of the Partnership or consultants to the Partnership or their transferees pursuant to clause (b)(i) of the definition of “Permitted Transfer” (such Other Partners, the “Entitled Partners”) setting forth the material terms in connection with such proposed Transfer, including (i) the number of Interests to which the Co-Sale Notice relates and the name and address of the Co-Sale Offeree, (ii) the name and address of the Co-Sale Offeror, (iii)    the proposed amount and type of consideration and the terms and conditions of payment offered by the Co-Sale Offeree, (iv) a description of the anticipated required representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements and (v) an indication that the Co-Sale Offeree has been informed of the co-sale rights provided for in this Section 6.4 and has agreed to purchase Interests in accordance with the terms hereof.

(b)    Within fifteen (15) days after delivery of the Co-Sale Notice, each Entitled Partner may elect to participate in the proposed Transfer by delivering to such Co-Sale Offeree a notice (the “Tag-Along Notice”) specifying the number of Class A Interests and Class B Interests (up to his, her or its Pro Rata Amount of such Interests) with respect to which such Entitled Partner shall exercise his, her or its rights under this Section 6.4. The number of Class B Interests for which the Entitled Partners may exercise their rights under this Section 6.4 shall not exceed the number of Class B Interests outstanding prior to the Transfer. If none of the Entitled Partners gives the Co-Sale Offeror a timely Tag-Along Notice with respect to the sale proposed in the Co-Sale Notice, the Co-Sale Offeror may thereafter sell the Interests specified in the Co- Sale Notice on terms and conditions no more favorable, in all material respects, in the aggregate, than the terms and conditions set forth in the Co-Sale Notice. If one or more of the Entitled Partners gives the Co-Sale Offeror a timely Tag-Along Notice, then the Co-Sale Offeror shall use commercially reasonable efforts to cause the Co-Sale Offeree to agree to acquire all Interests identified in all Tag-Along Notices that are timely given to the Co-Sale Offeror, upon terms and conditions no less favorable, in all material respects, in the aggregate, than the terms and conditions set forth in the Co-Sale Notice applicable to the Co-Sale Offeror’s Interests; provided, however, that the price for each Interest to be Transferred by an Entitled Partner (who elects to participate in an offer to sell a class or series of Interests to a Co-Sale Offeree) under this Section 6.4 that is different from that class or series of Interests proposed to be Transferred by the Co-Sale Offeror shall be determined by the General Partner assuming the consummation at such time of a liquidation for cash and the distribution of the proceeds thereof in accordance with the provisions of Section 12.4 (assuming for such purposes that any applicable Section 6.7 repurchase or exchange rights with respect to such Interests are exercised immediately prior to such liquidation). If the Co-Sale Offeree(s) are unwilling or unable to acquire all Interests proposed to be included in such sale upon such terms, then the Co-Sale Offeror may elect either to cancel such proposed sale or to allocate the maximum number of Interests that the Co-Sale Offeree is willing to purchase among the Co-Sale Offeror and the Entitled Partners giving timely Tag-Along Notices in proportion to such Partner’s Pro Rata Amount in relation to the Pro Rata Amount of the Co-Sale Offeror and all participating Entitled Partners holding Class A Interests or Class B Interests, respectively by class of interest; provided, that, in such circumstances, the amount of Interests set forth in such Entitled Partner’s Tag-Along Notice (and which shall be allocated to the prospective purchase as set forth above) shall be allocated proportionately between the Class A Interests and the Class B Interests of such Entitled Partner to the extent possible. For purposes of clarity, in accordance with Section 3.3(a), each Entitled Partner hereby agrees to exercise its rights under this Section 6.4 in the same proportion as the other Entitled Partners, as determined by James R. Belardi or his Personal Representative.

(c)    The Co-Sale Offeror shall not Transfer any Interests to the Co-Sale Offeree unless such Transfer complies with this Section 6.4 or is otherwise Transferred in accordance with this Agreement.

(d)    In the event that the Transfer between the Co-Sale Offeror and the Co-Sale Offeree is not completed by the earlier of: (i) 120 days following the delivery of the Co-Sale Notice; and (ii) 30 days following the satisfaction or waiver by the parties of (a) all of the conditions set forth in the definitive documentation related to such Transfer (if applicable) and
(b)    if (a) does not apply, then all of the conditions identified in the Co-Sale Notice, the Co-Sale Offeror shall serve a new Co-Sale Notice to the Partnership and the Entitled Partners under

Section 6.4(a) and permit the Entitled Partners to deliver a new Tag-Along Notice under Section 6.4(b) before completing the Transfer.

(e)    Notwithstanding the foregoing, the Co-Sale Offeror shall not be required to comply with the provisions of this Section 6.4 to the extent such compliance (i.e., such Transfer pursuant to this Section 6.4), would require registration of such Transferred Interests where the Partnership or the Co-Sale Offeror would not otherwise be required to do so but for this Section 6.4, or would otherwise subject the Partnership or the Co-Sale Offeror to general taxation in a jurisdiction in which the Partnership or the Co-Sale Offeror was not previously subject to taxation or consent to general service of process in any jurisdiction where it is not currently subject to such requirements.

(f)    For purposes of this Section 6.4, “Third Party” shall not be deemed to include any limited partner of such Apollo Partner which has directly or indirectly invested, or otherwise has ownership interests in one or more affiliated investment funds managed or advised by AGM or its Subsidiaries.

(g)    For the avoidance of doubt, if the General Partner requests that any Apollo Partner transfer a portion of its Interests to a third party following a determination by the General Partner to permit an investment in the Partnership by such third party, any such transfer by such Apollo Partner shall not be subject to the terms of this Section 6.4 (to the extent it otherwise would) if such Transfer would not result in a net profit for such Apollo Partner.

6.5    Intentionally Omitted.

6.6    Approved Sale; Sale of the Partnership; Approved Reorganization.

(a)    At any time that the holders of a majority of the then outstanding Apollo Interests propose (i) a Sale of the Partnership to any Third Party the holders of such majority of the then outstanding Apollo Interests shall be entitled to deliver notice to the Partnership that such Partners desire the Partnership and/or the Partners to enter into agreements with one or more Persons that would result in a Sale of the Partnership (an “Approved Sale”) or (ii) a Reorganization of the Partnership (an “Approved Reorganization”), all Partners and the Partnership shall consent to and raise no objections against the Approved Sale or the Approved Reorganization, and if the Approved Sale or Approved Reorganization is structured as a sale, contribution and/or exchange or issuance of the equity interests of the Partnership (whether by merger, recapitalization, consolidation, Transfer of Interests, or otherwise, as applicable), and each Partner shall waive, and hereby waives, any dissenter’s rights, appraisal rights or similar rights in connection with such Approved Sale or Approved Reorganization and (x) in the case of an Approved Sale, each Partner shall agree, and hereby agrees, to Transfer his, her or its Interests on the terms and conditions approved by such Apollo Partners, and hereby waives preemptive or other similar rights with respect to any share issuance to be effected in connection herewith, and (y) in the case of an Approved Reorganization, each Partner shall agree, and hereby agrees, to contribute, exchange and/or otherwise Transfer his, her or its Interests on the terms and conditions approved by such Apollo Partners and/or consent to any other transaction constituting a Reorganization of the Partnership, and hereby waives preemptive or other similar rights with respect to any share issuance to be effected in connection herewith. The number of Class B

Interests that the Other Partners shall Transfer in connection with the Approved Sale under this Section 6.6 shall equal the number of Class B Interests outstanding prior to the Approved Sale. All Partners and the Partnership shall take all necessary and desirable actions in connection with the consummation of the Approved Sale or Approved Reorganization, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale or Approved Reorganization and (2) if applicable, to effectuate the allocation and distribution of the aggregate consideration upon any Approved Sale as set forth below; provided, that the Other Partners shall only be required to provide representations as to their ownership of the Interests, the absence of liens and encumbrances with respect to the Interests and their authority to enter into the Approved Sale and have it enforced, unless the acquiror requires such additional representations and warranties, in which case, such additional representations and warranties shall be limited in scope to the additional representations that Apollo agrees to provide to the acquiror. The Partners shall not be required to comply with, and shall have no rights under, Section 8.4 and Sections 6.2, 6.3 and 6.4 in connection with an Approved Sale or Approved Reorganization.

(b)    The Apollo Partners shall provide the General Partner and the Limited Partners with written notice of any Approved Sale or Approved Reorganization at least five (5) Business Days prior to the consummation thereof. Upon the consummation of the Approved Sale, each Partner shall receive the same portion of the aggregate consideration from such Approved Sale that such Partner would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Partnership in a liquidation pursuant to Section 12.4 (assuming for such purpose that any applicable Section 6.7 repurchase or exchange rights with respect to such Interests are exercised immediately prior to such liquidation) or, if so elected by the General Partner, each such Partner shall instead be obligated to exchange the Partner’s Interests for a security of another entity that provides the same rights as those of the Interests under Section 5.8 and 5.9.

(c)    The obligations of the Partners to participate in any Approved Sale pursuant to this Section 6.6 are subject to the satisfaction of the following conditions:

(i)    if any Partners holding Interests of a particular class are given an option as to the form and amount of consideration to be received with respect to Interests of such class, all Partners holding Interests of such class will be given the same option; and

(ii)    no Partner shall be obligated to pay more than his, her or its pro rata amount of reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale, to the extent such expenses are incurred for the benefit of all Partners and are not otherwise paid by the Partnership or the acquiring party (with expenses incurred by or on behalf of a Partner for his, her or its sole benefit not being considered expenses incurred for the benefit of all Partners).

(d)    Each Limited Partner hereby grants an irrevocable power of attorney to the General Partner to take all necessary actions and execute and deliver all documents on behalf of the relevant Limited Partner deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale and/or any Approved Reorganization. The Limited Partners hereby agree to indemnify, defend and hold the General Partner harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the power of attorney granted hereby. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each relevant Limited Partner under this Agreement, and shall be irrevocable.

6.7    Call Rights Over Interests.

(a)    Either (i) if a redemption pursuant to Section 5.8(a) does not otherwise apply, within 270 days following the death, Disability, resignation from employment with (or engagement by) the Partnership, the Company and Athene Holding or another Affiliate or termination of employment with (or engagement by) the Partnership, the Company and Athene Holding or another Affiliate (whether for Cause or without Cause and with or without Good Reason) of any Other Partner (or any employee or consultant which beneficially owns, holds or has voting control over Interests indirectly through such Other Partner) or (ii) unless such Interest is redeemed or exchanged pursuant to Section 5.8, immediately prior to any liquidation pursuant to Section 12.4 or an Approved Sale, the Partnership shall have the right (but not the obligation) to repurchase all or any portion of the Interests of such Other Partner and the Other Partner shall be obligated to sell any such Interests subject to the repurchase in accordance with this Section 6.7 (or, if so elected by the General Partner, each Other Partner shall instead exchange such Other Partner’s Interests for a security of another entity that provides the same rights as those of the Interests under Sections 5.8, 5.9, 6.7 and 7.6). Any Permitted Transferee that received Interests pursuant to clause (b) of the definition of Permitted Transfer shall be subject to this Section 6.7 as if such Permitted Transferee and such Other Partner (through which such Permitted Transferee received such Interests) are one and the same.

(b)    Unless otherwise provided in an Other Partner’s employment agreement with the Partnership, the Company or any Affiliate, in the event that the General Partner wishes to exercise the rights of the Partnership pursuant to this Section 6.7, the General Partner, on behalf of the Partnership, shall deliver to such Other Partner whose Interests are being repurchased or exchanged (or his, her or its heirs or representatives), a timely written notice (the “Repurchase Notice”) that sets forth (i) the number of Interests the Partnership is repurchasing or exchanging, (ii) an indication of the price to be paid for each such Interests; provided, that the final determination of fair market value, if applicable, shall be made as of the date of the Repurchase Notice and (iii) the anticipated closing date of such transaction. The Partnership shall have the right to revoke the Repurchase Notice at any time prior to the consummation of such repurchase or exchange.

(c)    Any repurchase or exchange of Interests by the Partnership pursuant to the terms of this Section 6.7 shall be consummated within thirty (30) days following delivery of a Repurchase Notice. Except as otherwise provided in an Other Partner’s employment agreement with the Partnership, the Company or any Affiliate, any repurchase or exchange of Interests by the Partnership pursuant to the terms of this Section 6.7 shall be made:

(i)    in respect of any Other Partner whose employment with or services to the Partnership, the Company and Athene Holding or another Affiliate has been terminated (A) for Cause or (B) through a resignation by such Other Partner without Good Reason (excluding, for clarity, a resignation by such Other Partner without Good Reason under Section 5.8(b)), in cash at a price per Interest equal to the lesser of (x) such Other Partner’s cost of such Interest (or in the case of an Other Partner having transferred Predecessor Interests to the Partnership on the date of this Agreement, such Predecessor Interests) on the date such Interest (or Predecessor Interests, if applicable) were purchased or issued to such Other Partner, and (y) the fair market value of the Interests as of the date of the Repurchase Notice (as determined by the General Partner in good faith) (for purposes of this provision, “Predecessor Interests” means the original limited liability company units of the Company that were originally issued to such Other Partner, converted to limited partnership interests of the Company and subsequently assigned to the Partnership in exchange for the Interests pursuant to the Transfer Deed);

(ii)    in respect of any Other Partner whose employment with or services to the Partnership, the Company and Athene Holding or another Affiliate has been terminated for any reason other than (A) by the Partnership for Cause or (B) through a resignation by such Other Partner without Good Reason, in cash at a price per Interest equal to the lesser of (x) the fair market value of the Interests as of the date of the Repurchase Notice (as determined by the General Partner in good faith) and (y) the amount to which the Partner holding such Interest would be entitled if such Interest was repurchased by the Partnership pursuant to Section 5.8(a) or 5.8(b), as applicable; and

(iii)    in respect of any Other Partner in connection with a liquidation pursuant to Section 12.4 or an Approved Sale, in cash at a price per interest equal to the amount to which the Partner holding such Interest would be entitled if such Interest were repurchased by the Partnership pursuant to Section 5.8(a) (or, if so elected by the General Partner, each such Other Partner shall instead be obligated to exchange such Other Partner’s Interests for a security of another entity that provides the same rights as those of the Interests under Sections 5.8, 5.9, 6.7 and 7.6).

(d)    The Repurchase Price (defined below) shall be paid in a lump sum cash payment on the consummation date referred to in the Repurchase Notice. Each Other Partner hereby agrees that upon such Other Partner’s receipt of such Repurchase Price, any outstanding Interests then owned by such Other Partner that are sold pursuant to Section 6.7, shall automatically be repurchased or exchanged by the Partnership and the General Partner, on behalf of the Partnership, and the repurchase or exchange of such Interests shall be reflected on the books of the Partnership. For purposes of this Section 6.7, the “Repurchase Price” means the price referred to in Sections 6.7(c)(i), 6.7(c)(ii) or 6.7(c)(iii), as applicable.

(e)    Such Other Partner agrees to provide representations and warranties regarding (i) its power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Interests; (ii) its ownership of such Interests and the absence of any liens, pledges, charges and other encumbrances on such Interests; and (iii) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such Other Partner or the assets of such Other Partner are bound as the result of such sale.

(f)    The Other Partner shall no longer be entitled to participation in the Partnership or enjoy other rights as a member with respect to the Interests (or any successor thereto) that have been repurchased or exchanged pursuant to this Section 6.7. To the maximum extent permitted by law, the Other Partners’ rights following the Repurchase Notice, with respect to the repurchase or exchange of Interests covered thereby, shall be solely the rights that he or she has as a general creditor of the Partnership to receive the amount set forth in Section 6.7(c).

(g)    The fair market value of an Interest (or successor thereto) shall be determined by the General Partner as of the date of the Repurchase Notice in such manner as the General Partner deems appropriate; provided, such determination is made in good faith and assumes the consummation at such time of a liquidation for cash and the distribution of the proceeds thereof in accordance with Section 12.4 (assuming for such purposes that any applicable Section 6.7 repurchase or exchange rights with respect to such Interests (or successor thereto) are exercised immediately prior to such liquidation). In connection with such determination, the General Partner may use valuation models as the General Partner deems appropriate and customary for valuing the Partnership and its Subsidiaries as a whole and on a going concern basis. The General Partner may, but is not required to, base its determination of fair market value on the advice of an independent investment banker or appraiser recognized to be an expert in making such valuation.

6.8    Conversion to Corporate Form; Domestication and Reorganization.

(a)    Without limiting the powers vested in the General Partner, (i) the General Partner shall have the authority for and on behalf of the Partners to enter into and cause the consummation of a Control Transaction, Public Offering or to cause a sale of any or all of the Interests without the consent of any other Partner, and (ii) in the event that the General Partner shall determine in its sole discretion that the business of the Partnership (or a portion thereof) should be conducted in the form of a corporation rather than as a partnership, the General Partner shall have the power and authority to effect such merger, consolidation, reorganization or asset transfer or to take such other action as the General Partner may deem advisable in order to effect such a change. For the avoidance of doubt, and without limitation of generality of foregoing, the General Partner shall be authorized: (x) to compel, as part of any such Control Transaction, Public Offering, sale or change, the transfer of Interests or (y) to engage in other reorganization transactions (including the re-domestication to another jurisdiction) (a “Reorganization”), and in each case all of the parties hereto expressly agree to such transactions. No Limited Partner nor any direct or indirect member, partner, shareholder or other owner of any Limited Partner shall have or be entitled to exercise any dissenters’ rights, appraisal rights or other similar rights in connection with any of the foregoing transactions, but such Limited Partner will have the rights and obligations set forth in the other applicable Sections of this Article VI.

(b)    Upon conversion of the Partnership’s business (or a portion thereof) to corporate form as contemplated by this Section 6.8, (i) the Interests held by each holder thereof shall thereupon be converted into, or exchanged for, a number of shares of capital stock of such corporation or other entity in proportion to such holder’s Capital Account after taking into account all adjustments to such holder’s Capital Account pursuant to Section 4.4(e) and all allocations and distribution preferences pursuant to Article V (and, other than in connection with a Public Offering, repurchase and exchange rights and obligations thereunder and under Section 6.7), and (ii) the business and affairs of such corporation shall be managed under the direction of a board of directors, and the Partners shall take all necessary action to establish such board of directors and cause such board of directors to include such members as designated by the General Partner (subject to any limitations set forth in Section 8.3). The number of such shares (and the terms thereof and the rights associated therewith) shall be determined by the General Partner, which determination shall be final and binding absent manifest arithmetic error. If the conversion of the Partnership’s business (or a portion thereof) into corporate form is effected in connection with a Control Transaction or a Public Offering, the General Partner shall be authorized to require each Limited Partner to enter into such related agreements and arrangements (including, without limitation, agreements and arrangements concerning voting, stock ownership and transfer, underwriting agreements, registration rights, employment, non- competition, non-solicitation and similar matters) as the General Partner may determine to be appropriate or necessary.

(c)    Each Limited Partner hereby covenants and agrees to take any and all such action and execute and deliver any and all such instruments and other documents as the General Partner may request in order to effect and maximize the value from any Control Transaction, Public Offering and any other transaction contemplated by this Section 6.8. In the event that any Limited Partner fails for any reason to take any of the foregoing actions after reasonable notice thereof, such Limited Partner hereby grants an irrevocable power of attorney to the General Partner to take all necessary actions and execute and deliver all documents deemed by such Person to be reasonably necessary to effectuate the terms of this Section 6.8. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each relevant Limited Partner under this Agreement, and shall be irrevocable.

(d)    In the event that the General Partner determines that it is in the best interest of the Partnership to domesticate the Partnership to any foreign jurisdictions, or otherwise reorganize the Partnership, alone, or with and into another entity, each Limited Partner agrees to consent to and raise no objections against or impediments to such domestication or reorganization, and each Limited Partner shall use its reasonable efforts to take all such actions as the General Partner may request that are necessary or appropriate to give effect to such domestication or reorganization; provided, that any such domestication or reorganization does not disproportionately and adversely affect the economic rights of the holders of Class B Interests.

6.9    Class A Interests Preference. In the event of a Liquidation, each Partner shall use his, her or its best efforts to ensure that the Class A Interests receive (out of the proceeds of such Liquidation distributable to the Partnership’s equityholders) the full amount that they are entitled to receive pursuant to Section 12.4 in connection with such Liquidation (assuming for such purposes that any applicable Section 6.7 repurchase or exchange rights with respect to such Interests are exercised immediately prior to such Liquidation). For the avoidance of doubt, any amounts reallocated from the Class B Interests to the Class A Interests shall be included in determining the funds distributed to the Class A Interests in accordance with Section 5.9.

MEETINGS OF PARTNERS

7.1    Place of Meetings. All meetings of Partners shall be held at the principal office of the Partnership as provided in Section 2.5, or at such other place as may be designated by the General Partner or by the Partners calling the meeting.

7.2    Meetings.

(a)    Annual meetings of Partners, if any, for the transaction of such business as may properly come before the meeting may be held at such place, on such date and at such time as the General Partner shall determine, as necessary.

(b)    Special meetings of Partners for any proper purpose or purposes may be called at any time by the General Partner or by the holders of at least 50% of the Interests then outstanding.

7.3    Notice. A Notification of all meetings, stating the place, day and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than two (2) nor more than sixty (60) days before the meeting to each Partner entitled to vote.

7.4    Waiver of Notice. Attendance of a Partner at a meeting shall constitute a waiver of Notification of the meeting, except where such Partner attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notification of the meeting but not so included, if the objection is expressly made at the meeting.

7.5    Quorum. The presence, either in person or by proxy, of Partners holding at least 50% of the Interests entitled to vote thereat is required to constitute a quorum at any meeting of the Partners. For any meeting where action is required to be taken by the Partners holding Class B Interests (or any successor thereto), the presence, either in person or by proxy, of Partners holding at least 50% of the Class B Interests (or any successor thereto) is required to constitute a quorum at such meeting.

7.6    Voting.

(a)    Each Partner shall be entitled to one (1) vote for each Class A Interest and, except as provided in Section 3.4, Class B Interest held of record by such Partner on the books of the Partnership for all matters submitted to a vote of Partners of the Partnership.

(b)    Except as provided in Section 3.4, all Partners holding Interests of a particular class shall be entitled to vote on any matter submitted to a vote of the Partners holding Interests of such class.

(c)    Except as provided in Section 3.4, with respect to any matter other than a matter for which the affirmative vote of Partners owning a specified percentage of the Interests is required by this Agreement, the affirmative vote of the holders of at least a majority of the Interests entitled to vote at a meeting at which a quorum is present shall be the act of the Partners.

(d)    Each of the following actions shall require (A) the approval of (i) Partners holding a majority of the Class A Interests and (ii) Partners (including, for the avoidance of doubt, James R. Belardi (or his Personal Representative) holding the right to vote a majority of the Class B Interests (or security received in exchange therefor pursuant to Article VI), each voting separately as a class, or (B) with respect to clauses (i) and (ii) below only, following the Severance Date, the consent of James R. Belardi or his Personal Representative:

(i)    any amendment that has adversely affects the rights or entitlements, under Section 5.8 or Section 5.9, of a Partner who holds, or as of the Severance Date held, Class B Interests (or a security received in exchange therefor pursuant to Article VI); and

(ii)    any other amendment or restatement of this Agreement, excluding amendments or restatements that do not have a material, adverse and disproportionate effect on the rights of any Partner holding Class B Interests (or a security received in exchange therefor pursuant to Article VI).

(e)    No provision of this Agreement requiring that any action be taken only upon approval of Partners holding a specified percentage of the Interests may be modified, amended or repealed unless such modification, amendment or repeal is approved by Partners holding at least such percentage of such Interests.

7.7    Conduct of Meetings. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partners, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article VII, the conduct of voting, the validity and effectiveness of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairperson of any meeting and shall further designate a Person to take minutes of any meeting. The chairperson of the meeting shall have the power to adjourn the meeting from time to time, without notice, other than announcement of the time and place of the adjourned meeting. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

7.8    Action by Written Consent. Any action that may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed and dated by Partners holding the percentage of Interests required to approve such action under this Agreement. Such consent shall have the same force and effect as a vote of the signing Partners at a meeting duly called and held pursuant to this Article VII. No prior notice from the signing Partners to the Partnership or other Partners shall be required in connection with the use of a written consent pursuant to this Section 7.8. Notification of any action taken by means of a written consent of Partners shall, however, be sent within a reasonable time after the date of the consent by the Partnership to all Partners who did not sign the written consent.

7.9    Proxies. A Partner may vote either in person or by proxy executed in writing by the Partner. Any Partner may appoint any Person, whether or not a Partner, to be the proxy of that Partner to (i) attend and vote on his behalf, in accordance with instructions given by that Partner, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Partners; or (ii) sign written consents on behalf of the Partner. An instrument appointing a proxy may be in any usual or common form or such other form as the General Partner may approve. A facsimile or similar transmission by the Partner or a photographic, photostatic, facsimile or similar reproduction of an instrument appointing a proxy executed by the Partner shall be treated as an execution in writing for purposes of this Section 7.9. Proxies for use at any meeting of Partners or in connection with the taking of any action by written consent shall be filed with the Partnership before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the General Partner who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairperson of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the instrument appointing a proxy conspicuously states that the proxy is irrevocable. Should a Partner designate two or more Persons to act as proxies, unless such instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Interests that are the subject of such proxy are to be voted with respect to such issue.

7.10    Conference Telephone Meetings. Meetings of the Partners may be held by means of conference telephone or similar communications equipment so long as all Persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

MANAGEMENT OF THE PARTNERSHIP

8.1    Management of Business. Except as otherwise expressly provided in this Agreement, the powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner.

8.2    Committee Composition. The General Partner may delegate any or all of its responsibilities hereunder to one or more committees.

8.3    General Powers of the General Partner. Except as may otherwise be expressly provided in this Agreement, the General Partner, acting in accordance with the Memorandum and Articles of Association of the General Partner and as directed by the GP Board, shall have complete and exclusive discretion in the management and control of the business and affairs of the Partnership; provided, that each of the General Partner and the Apollo Partners, in its capacity as shareholder of the General Partner, hereby agrees that for so long as James R. Belardi is the Chief Executive Officer of Athene Holding, James R. Belardi shall serve as an Athene Director; provided, however, that, once James R. Belardi ceases to be the Chief Executive Officer of Athene Holding, James R. Belardi shall automatically be deemed to have resigned as an Athene Director, and the General Partner and the other members of the GP Board shall be entitled to take any actions to effect such resignation and appoint any replacement member. The General Partner shall, subject to the immediately preceding sentence and Section 8.4, possess all power, on behalf of the Partnership, to do or authorize the Partnership or to direct the executive officers of the Partnership, on behalf of the Partnership, to do all things necessary or convenient to carry out the business and affairs of the Partnership.

8.4    Limitations on Powers of the General Partner. The enumeration of powers in this Agreement shall not limit the general or implied powers of the General Partner or any additional powers provided by law.

8.5    Compensation; Expenses. The Partnership shall pay or reimburse the General Partner for the remuneration (if any) of the members of the GP Board and the officers of the General Partner as determined by the General Partner and approved by the Chief Executive Officer of the Partnership. The Partnership shall pay or reimburse the General Partner for amounts required to be paid to members of the GP Board or officers of the General Partner pursuant to the Memorandum and Articles of Association of the General Partner, including, without limitation, for reasonable out-of-pocket expenses (including travel and related expenses) incurred in connection with (a) attending the meetings of the GP Board and (b) to the extent such member of the GP Board is not an employee of the Partnership, conducting any other Partnership business requested by the Partnership. The Partnership shall pay or reimburse the General Partner for any amounts paid by the General Partner pursuant to Section 136 of the Memorandum and Articles of Association of the General Partner.

8.6    Other Business. Subject to the provisions of Section 6.4, the General Partner, any member of the GP Board or any member of the Apollo Group may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others. Neither the Partnership nor the Limited Partners shall have any rights in or to such independent ventures of the General Partner or member of the GP Board or the income or profits therefrom by virtue of this Agreement.

8.7    Power of Attorney. Without limitation of the powers and duties of the General Partner, each Limited Partner hereby appoints the General Partner (and any Liquidator pursuant to Section 12.2), as that Limited Partner’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the General Partner (or the Liquidator) in furtherance of the business of the Partnership or complying with applicable law, which will include, without limitation, any amendments to this Agreement that are approved in accordance with Section 7.6(d) and Section 13.4, and entry into all documents in connection with any amendment to this Agreement that is approved in accordance with Section 7.6(d) and Section
13.4. This power of attorney is irrevocable and is intended to secure an interest in property and the obligations of the relevant Limited Partner under this Agreement. On request by the General Partner (or the Liquidator), a Limited Partner shall confirm its grant of this power of attorney or any use thereof by the General Partner (or the Liquidator) and shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument.

8.8    Waiver of Fiduciary Duties; Waiver of Partnership Opportunity.

(a)    To the fullest extent permitted by law, the General Partner, including the members of the GP Board or any committees formed by the General Partner or GP Board, shall not be liable to the Partnership or its Partners for breach of fiduciary duty (including any duty of care and duty of loyalty) as general partner of the Partnership. To the fullest extent permitted by law, in no event shall the General Partner or any member of the GP Board, in the performance of his or her duties as general partner or member of the GP Board, owe to the Partners any fiduciary duties (including any duty of care and duty of loyalty).

(b)    Except as any Apollo Director, Apollo Partner or any of their respective Affiliates (collectively, “Apollo Persons”) may otherwise agree in writing, the Apollo Persons shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Partnership and (ii) do business with any client, competitor or customer of the Partnership, with the result that the Partnership shall have no right in or to such activities or any proceeds or benefits therefrom, and no Apollo Person shall be liable to the Partnership or its members for breach of any fiduciary duty by reason of any such activities of any Apollo Person’s participation therein. In the event that any Apollo Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both such Apollo Person and the Partnership, such Apollo Person shall have no duty to communicate or present such corporate opportunity to the Partnership and the Partnership hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that such Apollo Person shall not be liable to the Partnership or its members for breach of any fiduciary duty, including for breach of any fiduciary duty as a member of the Partnership by reason of the fact that such Apollo Person pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Partnership.

(c)    In the event that an Apollo Director or officer of the Partnership who is an Apollo Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Partnership and any Apollo Person, such corporate opportunity shall belong to such Apollo Person, and the Partnership hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is expressly offered to such Apollo Director or officer in writing solely in his capacity as an Apollo Director or officer of the Partnership, in which case such corporate opportunity shall belong to the Partnership.

(d)    For the purposes of this Section 8.8, “corporate opportunities” shall not include any business opportunities that the Partnership is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Partnership’s business or are of no practical advantage to it or that are ones in which the Partnership has no interest or reasonable expectancy.

(e)    Any person or entity purchasing or otherwise acquiring any interest in any Interests of the Partnership shall be deemed to have notice of and consented to the provisions of this Section 8.8.

(f)    For purposes of this Section 8.8 only, the “Partnership” shall mean the Partnership and all companies, partnerships, joint ventures, associations and other entities in which the Partnership beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

(g)    James R. Belardi acknowledges that he has become familiar, or will become familiar, with the trade secrets and with other confidential and proprietary information concerning the Company, Athene Holding, AGM, their respective subsidiaries and/or their predecessors (collectively, the “Protected Companies”) and that his services have been and will be of special, unique and extraordinary value to the Protected Companies. James R. Belardi agrees that if he were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for James R. Belardi not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, James R. Belardi will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, or participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology. For purposes of this Agreement, “Restricted Area” means anywhere in the United States, Bermuda and elsewhere in the world where the Partnership or any of its Affiliates engages in business, including, without limitation, jurisdictions where any of the Partnership or any of its Affiliates reasonably anticipate engaging in business, on the Partner Cessation Date (provided that as of the Partner Cessation Date, to the knowledge of James R. Belardi, such area has been discussed as a market that the Partnership or any of its Affiliates reasonably contemplate engaging in within the twelve (12) month period following the Partner Cessation Date). For purposes of this Agreement, “Competing Business” means a Person that within 36 months before the Partner Cessation Date, to the knowledge of James R. Belardi has competed, or any time during the twelve (12) month period following the Partner Cessation Date begins competing with, the Protected Companies anywhere in the Restricted Area and in the business of (i) annuity reinsurance, focusing on contracts reinsuring a quota share of future premiums of various fixed annuity product lines, (ii) reinsuring closed blocks of existing fixed annuity business, (iii) managing investments held by ceding companies pursuant to funds withheld coinsurance contracts with its affiliates, (iv) managing investments in the life insurance industry, or (v) any significant business conducted by the Protected Companies as of the Partner Cessation Date and any significant business the Protected Companies conduct in the twelve (12) month period after the Partner Cessation Date (provided that as of Partner Cessation Date, to the knowledge of James R. Belardi, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period). For purposes of this Agreement, “Restricted Period” means the period during which James R. Belardi is employed by the Company (or a successor) through and including the date twelve (12) months after the Partner Cessation Date. Nothing herein shall prohibit a Class B Partner from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as James R. Belardi has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or affiliate of a Competing Business if such subsidiary, division or affiliate is not itself engaged in a Competing Business and James R. Belardi does not provide services to, or have any responsibilities regarding, the Competing Business. As used in this Agreement, “Protected Companies” shall exclude (a) portfolio companies of investment funds or accounts managed by subsidiaries of AGM that are not also subsidiaries of the Partnership, the Company or Athene Holding and (b) any Affiliate of AGM (other than a subsidiary of the Partnership, the Company or Athene Holding) that does not conduct, support or own a business related to investment management or insurance. For purposes of Section 8.8(g)-(k), with respect to the Partnership or the Company, the term “Affiliate” shall not include any portfolio companies of the Apollo Group.

(h)    Each Class B Partner represents and agrees that he (i) is familiar with and carefully considered the covenants set forth in Section 8.8(g) (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations thereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in Section 8.8(g) regardless of whether James R. Belardi is then entitled to receive severance pay or benefits from any of the Protected Companies. Each Class B Partner understands that the Restrictive Covenants may limit James R. Belardi’s ability to earn a livelihood in a business similar to the business of the Protected Companies or its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits from his association with the Partnership and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), James R. Belardi does not believe would prevent him from otherwise earning a living. Each Class B Partner agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of the Class B Partners. No Class B Partner shall be subject to restrictions on his activities after the Partner Cessation Date that are more onerous than the covenants set forth in this Agreement and/or the Employment Agreement.

(i)    James R. Belardi agrees that his services are unique and that he has, and each other Class B Partner agrees that such Class B Partner has (or may have), access to Confidential Information and work product. Accordingly, each Class B Partner agrees that a breach by James R. Belardi of any of the covenants in Section 8.8(g) would cause immediate and irreparable harm to the Partnership and its Affiliates that would be difficult or impossible to measure, and that damages to the Partnership and its Affiliates for any such injury would therefore be an inadequate remedy for any such breach. Therefore, each Class B Partner agrees that in the event of any breach or threatened breach of any provision of Section 8.8(g), the Partnership shall be entitled, in addition to and without limitation upon all other remedies the Partnership may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in the State or federal courts located in the Borough of Manhattan, in order to enforce or prevent any violations of the provisions of Section 8.8(g), as the case may be, or require such Class B Partner to account for and pay over to Athene Holding or the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of Section 8.8(g), if and when final judgment of a court of competent jurisdiction is so entered against James R. Belardi.

(j)    Each Class B Partner further agrees that the applicable period of time the restrictive covenants set forth in Section 8.8(g) are in effect following the Partner Cessation Date, shall be extended by the same amount of time that James R. Belardi is in breach (with such period of breach being treated as concluded for this purpose at such time as the applicable breach has been cured) of such restrictive covenants.

(k)    In the event that (i) Athene Holding or any of its Affiliates (excluding members of the Apollo Group) is in material breach of any of its material obligations to James R. Belardi under the Employment Agreement on or after the Partner Cessation Date, or the grantor of any equity award that is part of an annual bonus, or the Partnership (as issuer of the Class B Interests), is in material breach of its material obligations in respect of such bonus or the Class B Interests after the Partner Cessation Date, and (ii) such breach has not been fully cured within thirty (30) days after the date James R. Belardi gives written notice to AGM (and, if applicable, the issuer of the Class B Interests and the grantor of such annual bonus equity award), with a copy to the Company, describing such breach in reasonable detail and requesting cure, then James R. Belardi’s obligations under Section 8.8(g) shall immediately become null and void.

8.9    Appointment of Officers; Chief Executive Officer. The General Partner shall have the right to appoint the Chief Executive Officer of the Partnership, and on behalf of the Partnership as sole member of the Company, of the Company. The Chief Executive Officer of the Partnership or the General Partner shall have the right to appoint (or cause to be appointed) the other officers of the Partnership, and on behalf of the Partnership, as sole member of the Company, of the Company, and any Subsidiary of the Company, to the extent applicable, including a Chief Investment Officer, one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, a Secretary, a Treasurer and one or more Assistant Secretaries and Assistant Treasurers. Any officers so elected shall be authorized to control the day-to-day management of the business affairs of the Partnership, the Company or any Subsidiary of the Company, as applicable and will have such additional authority and perform such duties as the General Partner or such Chief Executive Officer, as applicable, may, from time to time, delegate (or cause to be delegated) to them. The General Partner or such Chief Executive Officer shall have the right to remove (or cause to be removed) any officer of the Partnership, the Company or any of such subsidiaries, as applicable, either for or without cause, at any time; provided, however, that nothing contained herein shall limit any rights of any officer under any employment agreement which such officer may have entered into with the Partnership, the Company or any such subsidiaries. Any vacancy occurring in any office of the Partnership, the Company or any of such subsidiaries may be filled by the General Partner or such Chief Executive Officer. Any appointment or removal of officers by the General Partner pursuant to this Section 8.9 shall be made by the General Partner by way of resolutions passed by the GP Board.

OWNERSHIP OF PARTNERSHIP PROPERTY

Pursuant to the Act, Partnership Property shall be held in trust by the General Partner for the Partnership, and no Limited Partner, individually or collectively, shall have any ownership interest in such Partnership Property or any portion thereof. Title to any or all Partnership Property may be held in the name of the Partnership or one or more nominees, as the General Partner may determine. All Partnership Property shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership Property is held.

FISCAL MATTERS; BOOKS AND RECORDS

10.1    Bank Accounts; Investments. Capital Contributions, revenues and any other Partnership funds shall be deposited by the Partnership in a bank account established in the name of the Partnership, or shall be invested by the Partnership, at the direction of the General Partner, in furtherance of the purposes of the Partnership. No other funds shall be deposited into Partnership bank accounts or commingled with Partnership investments. Funds deposited in the Partnership’s bank accounts may be withdrawn only to be invested in furtherance of the Partnership’s purposes, to pay Partnership debts or obligations or to be distributed to the Partners pursuant to this Agreement.

10.2    Records Required by Act; Right of Inspection.

(a)    During the term of the Partnership’s existence and for a period of five (5) years thereafter, there shall be maintained in the Partnership’s principal office and/or the registered office specified pursuant to Section 2.5 all records required to be kept pursuant to the Act, including, without limitation, a current list of the names, addresses and Interests held by each of the Partners (including the dates on which each of the Partners became a Partner), copies of U.S. federal, state and local information or income tax returns for each of the Partnership’s tax years, copies of this Agreement, including all amendments or restatements, and correct and complete books and records of account of the Partnership.

(b)    On written request stating the purpose, any Limited Partner may examine and copy in person, at any reasonable time, for any proper purpose reasonably related to such Limited Partner’s interest as a Limited Partner of the Partnership, and at such Limited Partner’s expense, records required to be maintained under the Act and such other information regarding the business, affairs and financial condition of the Partnership as is just and reasonable for the Limited Partner to examine and copy. Upon written request by any Limited Partner made to the Partnership at the address of the Partnership’s principal office specified in Section 2.5, the Partnership shall provide to the Limited Partner without charge true copies of (i) this Agreement and all amendments or restatements, and (ii) any of the tax returns of the Partnership described above.

10.3    Books and Records of Account. The Partnership shall maintain adequate books and records of account that shall be maintained on the accrual method of accounting and on a basis consistent with appropriate provisions of the Code, containing, among other entries, a Capital Account for each class of Interests held by each Partner.

10.4    Tax Returns and Information. The Partners intend for the Partnership to be treated as a partnership for tax purposes and for the Partnership to be treated as a continuation of Apollo Insurance Solutions Group for tax purposes. The General Partner shall prepare or cause there to be prepared all U.S. federal, state and local income and other tax returns that the Partnership is required to file. Within one-hundred and twenty (120) days after the end of each calendar year, the General Partner shall send or deliver to each Person who was a Partner at any time during such year such tax information as shall be reasonably necessary for the preparation by such Person of such Person’s U.S. federal income tax return and state income and other tax returns.

10.5    Information Rights. The Apollo Partners shall be entitled to receive regular and suitable business (e.g. sales, marketing and technology), financial and other information reasonably appropriate to monitor and manage their ownership interests and such other information as they may reasonably request, from time to time. Such information will include, without limitation, the following:

(a)    Access to Records. The General Partner shall afford to each Apollo Partner and its officers, employees, advisors, counsel and other authorized representatives, during normal business hours, reasonable access, upon reasonable advance notice, to all of the books, records and properties of the Partnership and all officers and employees of the Partnership.

(b)    Budget. At least fifteen (15) Business Days following the beginning of each fiscal year of the Partnership or such later date as may be agreed by the Apollo Partners, respectively, the General Partner shall deliver to the Apollo Partners annual management projections and budgets for the Partnership for such fiscal period, in form, methodology, and level of detail reasonably satisfactory to the Apollo Partners.

(c)    Miscellaneous. As promptly as practicable (but in any event within ten
(10)    days) upon becoming available, the General Partner shall provide to each Apollo Partner or an affiliate thereof:

(i)    copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Partnership to its Partners generally or released to the public and copies of all regular and periodic reports, if any, filed by the Partnership with the Commission, any securities exchange or FINRA or similar Governmental Authority;

(ii)    notification in writing of any litigation or governmental proceeding in which it is involved and which might, if determined adversely, materially and adversely affect the Partnership;

(iii)    notification in writing of the existence of any default under any material agreement or instrument to which the Partnership is a party or by which any of its assets are bound;

(iv)    upon request, copies of all reports prepared for or delivered to the management of the Partnership by its accountants, subject to the preservation of all applicable attorney-client, attorney work product and other privileges; and

(v)    upon request, any other routinely collected financial or other information available to management of the Partnership, subject to the preservation of all applicable attorney-client, attorney work product and other privileges.

10.6    Fiscal Year. The Partnership’s fiscal year shall end on December 31 of each calendar year (such year, the “Fiscal Year”). Each Fiscal Year shall consist of four quarters ending on March 31, June 30, September 30 and December 31 of each Fiscal Year. Each such quarter shall be referred to as a “fiscal quarter”.

10.7    Tax Elections. The General Partner shall cause the Partnership to make any election the General Partner may deem appropriate and in the best interests of the Partners. Neither the Partnership, the General Partner nor any other Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

10.8    Intentionally Omitted.

10.9    Safe Harbor Election and Forfeiture Allocations. The Class B Interests are intended to qualify as “profits interests” within the meaning of IRS Revenue Procedures 93-27, and 2001-43, and IRS Notice 2005-43 or any future IRS guidance. The General Partner is hereby authorized and directed to (a) cause the Partnership to make an election to value any Class B Interests, when issued, at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the final successor rules to Proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 and (b) file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election. Any such Safe Harbor Election shall be binding on the Partnership and on all of its Partners (including, for purposes of this Section 10.9, any Person to whom a Class B Interest is transferred in connection with the performance of services). Each Partner hereby agrees to comply with all requirements of the Safe Harbor Election with respect to the Class B Interests while the Safe Harbor Election remains effective.

10.10    Withholding.

(a)    Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of U.S. federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to AEOI or Code Sections 1441, 1442, 1445, 1446, 1471, 1472 or 6225 of the BBA Audit Rules. Any amounts withheld from a Partner pursuant to the foregoing sentence shall be treated as having been distributed to such Partner.

(b)    On or prior to January 1, 2019, each Limited Partner will provide the General Partner with evidence that there should not be any withholding tax assessed for U.S. federal income tax purposes in respect of payments to such Partner, such evidence to take the form of a statement, on a duly executed and up-to-date Internal Revenue Service Form W-9, W- 8BEN (or successor form), W-8BEN-E (or successor form), W-8IMY (or successor form) or W- 8ECI (or successor form), as applicable, that identifies the beneficial owner of the payment, or any other information or documentation reasonably requested by the General Partner in connection with the Partnership’s compliance with applicable tax law or with an applicable agreement with a Governmental Authority. Each Limited Partner further undertakes to deliver to the General Partner a duly completed copy of such form (or successor form) on or before the date that such form expires or becomes obsolete or incorrect and any such amendment thereto or extensions or renewals thereof as may be reasonably requested by the General Partner. Each Limited Partner agrees to promptly notify the General Partner of any change in circumstances which would modify or render invalid any claimed exemption or reduction or any certification previously provided to the General Partner. In each case, the General Partner shall not be required to accept any form if it believes that such form is not accurate (but the General Partner shall not be required to make any independent investigation to determine such form’s accuracy).

INDEMNIFICATION

11.1    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law but subject to the limitations expressly provided in this Section 11.1, the Partnership shall indemnify and hold harmless all Indemnified Persons from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnified Person whether arising from acts or omissions to act occurring before or after the date of this Agreement; provided, however, that the Indemnified Person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Person is seeking indemnification pursuant to this Section 11.1, the Indemnified Person acted in bad faith or engaged in fraud or willful misconduct.
Notwithstanding the preceding sentence, except as otherwise provided in Section 11.1(k), the Partnership shall be required to indemnify a Person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the General Partner in its sole discretion.

(b)    To the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by an Indemnified Person in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Section 11.1(a) shall, from time to time, be advanced by the Partnership prior to a final and non- appealable determination that the Indemnified Person is not entitled to be indemnified upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Person to repay such amount if it ultimately shall be determined that the Indemnified Person is not entitled to be indemnified pursuant to this Section 11.1. Notwithstanding the immediately preceding sentence, except as otherwise provided in Section 11.1(k), the Partnership shall be required to indemnify an Indemnified Person pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the General Partner in its sole discretion.

(c)    The indemnification provided by this Section 11.1 shall be in addition to any other rights to which an Indemnified Person may be entitled under this or any other agreement, pursuant to a vote of a majority of disinterested Directors with respect to such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnified Person’s capacity as an Indemnified Person and as to actions in any other capacity, and shall continue as to an Indemnified Person who has ceased to serve in such capacity.

(d)    The Partnership may purchase and maintain (or reimburse its affiliates for the cost of) insurance, on behalf of the General Partner, the Partnership, the Company, any of their subsidiaries or any other Indemnified Person and such other Persons as the General Partner shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the General Partner’s, the Partnership’s or the Company’s activities, the activities of any of their subsidiaries or any such Indemnified Person’s activities on behalf of the General Partner, the Partnership, the Company or any of their subsidiaries, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 11.1: (i) the Partnership shall be deemed to have requested an Indemnified Person to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the General Partner, the Partnership, the Company or any of their subsidiaries also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 11.1(a); and (iii) any action taken or omitted by an Indemnified Person with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the General Partner, the Partnership, the Company or any of their subsidiaries, as applicable.

(f)    Any indemnification pursuant to this Section 11.1 shall be made only out of the assets of the Partnership.

(g)    An Indemnified Person shall not be denied indemnification in whole or in part under this Section 11.1 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Article XI are for the benefit of the Indemnified Persons and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    The General Partner, each director or officer of the General Partner, the Partnership, the Company or any of their subsidiaries shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the General Partner, the Partnership, the Company or of any their affiliates and on such information, opinions, reports or statements presented to the Partnership by any of the officers, directors or employees of the General Partner, the Partnership, the Company, or its affiliates, or by any other Person (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it) as to matters the General Partner, the Partnership, the Company, and each such Subsidiary or such director or officer, as the case may be, reasonably believes are within such other Person’s professional or expert competence.

(j)    No amendment, modification or repeal of this Section 11.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Person to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnified Person under and in accordance with the provisions of this Section 11.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(k)    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 11.1 is not paid in full within thirty (30) days after a written claim therefor by any Indemnified Person has been received by the Partnership, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.

(l)    This Section 11.1 shall not limit the right of the Partnership, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of Persons other than Indemnified Persons.

(m)    For purposes of this Section 11.1, an “Indemnified Person” shall include
(v) the General Partner, (w) any manager, director, officer or employee of the Company, the Partnership, the General Partner, the Applicable Tax Representative or of any Subsidiary of the Partnership or the Company, (x) a consultant of the Company, the Partnership, the General Partner, or any Subsidiary of the Partnership or the Company who participates in any equity incentive plan of the Partnership, the Company or any Subsidiary of the Partnership or Company; or (y) a Person described in clause (w) and is or was serving at the request of the Company, the Partnership, the General Partner, or any Subsidiary of the Partnership or Company as a director, officer, manager, employee, consultant, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, and (z) any other Person the GP Board has, in its sole discretion, approved to be an Indemnified Person.

(n)    For purposes of this Section 11.1, any reference to the “Partnership” shall include, in addition to the resulting or surviving corporation or other surviving Person in a consolidation or merger, any constituent corporation or other constituent Person (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, consultants, representatives or agents, so that any Person who is or was a director, officer, manager, member, employee, consultant, representative or agent of such constituent corporation or other constituent Person, or is or was serving at the request of such constituent corporation or other constituent Person as a director, officer, manager, employee, consultant, representative or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 11.1 with respect to the resulting or surviving corporation or other surviving Person as he or she would have with respect to such constituent corporation if its separate existence had continued.

(o)    The Partnership hereby acknowledges that the Indemnified Persons may also have certain rights to indemnification and/or advancement of expenses provided by shareholders, members of the Apollo Group, or other affiliates of the Partnership or affiliates of members of the Apollo Group (collectively, the “Shareholder Affiliates”) separate from the indemnification obligations of the Partnership under this Agreement. The Partnership hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Persons under this Agreement are primary and any obligation of any Shareholder Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons are secondary), (ii) that the Partnership shall be required to advance the full amount of expenses incurred by the Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Article XI, without regard to any rights the Indemnified Persons may have against any Shareholder Affiliate and (iii) that the Partnership irrevocably waives, relinquishes and releases the Shareholder Affiliates from any and all claims against the Shareholder Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding the foregoing, the parties agree that, to the extent that any party is an insured party on any policies that have been obtained on an arm’s length basis from unaffiliated insurance providers, the parties will cooperate with each other to seek insurance coverage for indemnification claims and advancement of expenses, and any insurance proceeds obtained will be applied to cover such claims and expenses or, if applicable, to reimburse the Shareholder Affiliates and then the Partnership for any amounts already paid with respect to such claims and expenses. The Partnership further agrees that no advancement or payment by any Shareholder Affiliate on behalf of a Indemnified Person with respect to any claim for which the Indemnified Person has sought indemnification from the Partnership pursuant to this Article XI shall affect the foregoing and the Shareholder Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Person against the Partnership. The Partnership will cause each of its direct and indirect subsidiaries to include a provision substantially similar to this Section 11.1(n) in each of their respective by-laws or comparable organizational documents.

11.2    Liability of Indemnified Persons.

(a)    Notwithstanding anything otherwise to the contrary herein, no Indemnified Person shall be liable to the General Partner, the Partnership, the Company or any of their subsidiaries, members, partners or shareholders, in their capacity as such, or any other Persons who have or may acquire interests in the General Partner, the Partnership, the Company or such subsidiaries, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Person, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnified Person acted in bad faith or engaged in fraud or willful misconduct.

(b)    Any amendment, modification or repeal of this Section 11.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Section 11.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

11.3    Limit on Liability of Partners. The indemnification set forth in this Article XI shall in no event cause the Limited Partners to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Limited Partners to any third party.

11.4    No Third Party Rights. Any Indemnified Person and Persons described in Section 11.1(h) not being party to this Agreement may enforce any rights granted to it pursuant to this Agreement in its own right as if it were a party to this Agreement. Except as expressly provided in the immediately preceding sentence, this Agreement is for the sole benefit of the Partners and no other Person shall have any rights, benefits or remedies by reason of this Agreement or the Contracts (Rights of Third Parties) Law (as amended). Notwithstanding any term of this Agreement, no termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time shall require the consent of or notice to any other person who is not a party to this Agreement.

WINDING UP AND DISSOLUTION

12.1    Events Causing Winding Up and Dissolution. The Partnership shall be wound up upon the first of the following events to occur (the “Winding Up Events”):

(a)    At any time, upon the written consent of all Class A Partners and Class B Partners holding at least two-thirds (2/3) of the Class B Interests to wind up the affairs of the Partnership; or

(b)    Upon the occurrence of any other event that causes the winding up and dissolution of an exempted limited partnership under the Act; or

(c)    Subject to Section 3.6, the dissolution, withdrawal or Bankruptcy of the General Partner.

No death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Limited Partner, alone, shall cause the dissolution of the Partnership unless there are no remaining Partners of the Partnership.

12.2    Winding Up. If a Winding Up Event occurs pursuant to Section 12.1, the Partnership’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

(a)    The winding up of the Partnership’s affairs shall be supervised by a liquidator (the “Liquidator”). The Liquidator shall be the General Partner or, if the General Partner prefers, a liquidator selected by the General Partner or, if there is no General Partner, a liquidator selected by the Limited Partners holding at least a majority of the Interests then entitled to vote.

(b)    In winding up the affairs of the Partnership, the Liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Partnership to:

(i)    Prosecute and defend civil, criminal or administrative suits;

(ii)    Collect Partnership assets, including obligations owed to the
Partnership;

(iii)    Settle and close the Partnership’s business;

(iv)    Dispose of and convey all Partnership Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Partnership Property, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v)    Pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Partnership Property;

(vi)    Discharge the Partnership’s known liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

(vii)    Distribute any remaining proceeds from the sale of Partnership Property to the Partners;

(viii)    Prepare, execute, acknowledge and file any notice of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and dissolution of the Partnership; and

(ix)    Exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if not the General Partner) shall not be liable as a general partner of the Partnership and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Article XI.

12.3    Compensation of Liquidator. The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the General Partner (or, if there is no General Partner, the Limited Partners holding at least a majority of the Interests then entitled to vote).

12.4    Distribution of Partnership Property and Proceeds of Sale Thereof.

(a)    Upon completion of all desired sales of Partnership Property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any Partnership Property that is to be distributed in kind, to the following groups in the following order of priority:

(i)    to satisfy Partnership liabilities to creditors, including the Partners who are creditors, to the extent otherwise permitted by law (other than for past due Partnership distributions), whether by payment or establishment of reserves;

(ii)    to each Partner with Unrecovered Capital in proportion to their respective Unrecovered Capital; and

(iii)    to the Partners holding Class A Interests and, subject to any amount payable under Section 6.7(c)(iii), to Class B Interests (or any successor thereto), pro rata in accordance with their Pro Rata Share.

Except for any reserves set aside by the Liquidator pursuant to Section 12.2(b)(vi), all distributions required under this Section 12.4 shall be made to the Partners by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation.

(b)    The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Capital Account balances of each Partner in such group.

12.5    Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement that shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation of the assets of the Partnership and each Partner’s pro rata portion of distributions pursuant to Section 12.4.

12.6    Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Partner results from or is attributable to deductions and losses of the Partnership (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Partners in proportion to their respective Interest Percentages, upon winding up and dissolution of the Partnership such deficit shall not be an asset of the Partnership and such Partners shall not be obligated to contribute such amount to the Partnership to bring the balance of such Partner’s Capital Account to zero.

MISCELLANEOUS PROVISIONS

13.1    Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

13.2    Entire Agreement. This Agreement contains, together with the Exhibits and Annexes and the other agreements contemplated herein and therein, the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereof and are intended to supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

13.3    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.4    Amendment. Except as expressly provided in this Agreement (including Section 7.6(d), this Agreement may be amended only by written consent of Limited Partners holding a majority of the outstanding Class A Interests; provided, however, that any amendment which materially, adversely and disproportionately affects the rights of the outstanding Class B Interests without similarly affecting the rights of the Class A Interests (determined without regard to any subjective differences between the holders of such Interests, such as legal requirements or different financial positions of the holders of such Interests) shall not be effective as to such Class B Interests without the prior written consent of the holders of a majority of the outstanding Class B Interests.

13.5    Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

13.6    Governing Law.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, except with respect to Sections 8.8(g)-(k), to which the laws of the State of New York shall apply, except that, in the event that California law is deemed by an adjudicator of competent jurisdiction to govern such Sections, the parties agree that California Business and Professional Code section 16602 and/or 16601 shall apply to such Sections in accordance with their terms.

(b)    Except for suits seeking solely injunctive relief or specific performance or as otherwise prohibited by law, the parties hereby agree that any dispute, controversy or claim arising out of, connected with and/or otherwise relating to this Agreement, the Executive’s employment with the Company or any of its Affiliates, any termination of such employment, or the arbitrability of any controversy or claim relating to any of the foregoing, will be finally settled by binding arbitration in accordance with and subject to Sections 6.7, 13, 14 and 20 of the Employment Agreement (or any successor to such Sections), with the Partnership treated as a party to the Employment Agreement for purposes of those Sections only.

13.7    Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that such Partner owes the Partnership may be deducted from that sum before payment.

13.8    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.9    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed on the date set out above, to be effective on the date first above written.

APOLLO GENERAL PARTNER: AISG GP LTD.

By: /s/ Angelo Lombardo     Name: Angelo Lombardo
Its: General Counsel

In the presence of:

    /s/ Laura Lombardo
Witness Name: Laura Lombardo
Witness Occupation:

LIMITED PARTNERS:
APOLLO LIFE ASSET, L.P., as Class A Partner By: Apollo Life Asset GP, LLC, its general partner
By: Apollo Capital Management, L.P., its managing member
By: Apollo Capital Management GP, LLC, its general partner

By: /s/ William B. Kuesel     Name: William B. Kuesel
Its: Vice President

In the presence of:

    /s/ Patricia A. McCabe
Witness Name: Patricia A. McCabe
Witness Occupation: Executive Assistant

AISG HOLDINGS, L.P.

JAMES R. BELARDI, as initial Class B Partner
By: /s/ James R. Belardi

In the presence of:
                             /s/ Kathryn Tubbs

Witness Name: Kathryn Tubbs
Witness Occupation: Office Manager

J&L BELARDI AAM LLC, as Class B Partner

By: /s/ James R. Belardi     Name: James R. Belardi
Its: Manager

In the presence of:

                            /s/ Kathryn Tubbs

Witness Name: Kathryn Tubbs
Witness Occupation: Office Manager
AISG HOLDINGS, L.P.